UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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Paychex, Inc.
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PAYCHEX®
HR | Payroll | Benefits | Insurance

Redefining HR in a Digital World

PAYCHEX FLEX

PROXY STATEMENT | 2023
and Notice of Annual Meeting of Stockholders

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

WHEN

Thursday, October 12, 2023

9:30 a.m. Eastern Time

WHERE

Online at

www.virtualshareholdermeeting.com/PAYX2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 12, 2023.

Paychex has elected to use the Securities and Exchange Commission’s Notice and Access model, which allows us to make the proxy materials available on the Internet, as the primary means of furnishing proxy materials to stockholders. On or about September 1, 2023, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a printed set of proxy materials. Paychex, Inc.’s Proxy Statement and Annual Report for the year ended May 31, 2023 are available at www.proxyvote.com and https://investor.paychex.com.

The principal business of the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) will be:

1. To elect twelve nominees to the Board of Directors for a one-year term;

2. To hold an advisory vote to approve named executive officer compensation;

3. To hold an advisory vote on the frequency of future advisory votes on named executive officer compensation;

4. To ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm; and,

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders are cordially invited to attend the Annual Meeting. We are holding our Annual Meeting in a virtual format to provide a safe and consistent experience for our stockholders and employees regardless of location. You will not be able to attend the Annual Meeting at a physical location.

Our Annual Meeting will be broadcast as a live webcast accessible at: www.virtualshareholdermeeting.com/PAYX2023. Stockholders of record at the close of business on August 14, 2023 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. With the nature of our Annual Meeting being virtual, you will be able to vote and ask questions through the webcast by using your 16-digit control number.

For more information about the virtual meeting format, please see the “Frequently Asked Questions” section of the proxy statement.

By order of the Board of Directors

Stephanie L. Schaeffer

Corporate Secretary

September 1, 2023

Welcome to the Paychex, Inc. 2023 Annual Meeting

of Stockholders

VOTE YOUR SHARES

HOW TO VOTE

Your vote is very important, and we hope that you will attend the Annual Meeting. You are eligible to vote if you were a stockholder of record at the close of business on August 14, 2023. Please read the proxy statement and vote right away using any of the following methods.

Stockholders of Record:

VOTE BY INTERNET BEFORE OR DURING THE MEETING Visit the website listed on your Notice of Internet Availability of Proxy Materials.	VOTE BY TELEPHONE Call 1-800-690-6903 to vote by phone.	VOTE BY MAIL Sign, date, and return your proxy card in the enclosed envelope (this is only available if you requested a printed copy).

Beneficial Stockholders:

If you are a beneficial stockholder, you will receive instructions from your bank, broker, or other nominee that you must follow for your shares to be voted.

Proxy Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement before voting. For more complete information regarding the performance of Paychex, Inc. (the “Company,” “Paychex,” “we,” or “our”) for the fiscal year ended May 31, 2023 (“fiscal 2023”), review the Company’s Annual Report on Form 10-K (“Form 10-K”) for fiscal 2023.

Paychex, Inc. 2023 Annual Meeting of Stockholders

October 12, 2023 9:30 a.m., Eastern Time	Virtual Meeting at: www.virtualshareholdermeeting.com/PAYX2023

Meeting Agenda and Voting Matters

Item	Proposal	Board Vote Recommendation	Page Reference (for more detail)

Proposal 1	Election of directors for a one-year term	FOR each director nominee	5

Proposal 2	Advisory vote to approve named executive officer compensation	FOR	30

Proposal 3	Advisory vote on the frequency of future advisory votes on named executive officer compensation	ONE YEAR	32

Proposal 4	Ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm	FOR	72

Fiscal 2023 Business Highlights

$4.9B	$2.0B	$4.30

Total service revenue	Operating income	Diluted earnings per share

8% increase	10% increase	12% increase

$1.2B	$1.9B	$4.27

Dividends Paid	Operating income, net of certain items (1)	Adjusted diluted earnings per share (1)

18% increase	8% increase	13% increase

(1)

Operating income, net of certain items and adjusted diluted earnings per share are not U.S. generally accepted accounting principles (“GAAP”) measures. Please refer to “Paychex, Inc. Non-GAAP Financial Measures” in Appendix A of this proxy statement for a discussion of non-GAAP measures.

Paychex has focused on returning value to our stockholders and continued with stockholder-friendly actions during fiscal 2023. In May 2023, the Company increased its quarterly dividend by $0.10 per share, or 13%, to $0.89 per share.

Paychex, Inc. 2023 Proxy Statement • 1

Proxy Summary

Returned $1.2 billion to Stockholders in Fiscal 2023

Environmental, Social and Governance (“ESG”)

Highlights of our ESG efforts in fiscal 2023 are:

•	Our ESG strategic framework is based on nine pillars. We believe pursuing a robust ESG strategy is critical for the continued success of Paychex.

•	We continued to expand our ESG efforts in key areas including diversity, equity and inclusion (“DE&I”), environment, philanthropy, and data security.

•

Paychex Charitable Foundation has provided $4 million of grants to Mental Health America, Feeding America, Junior Achievement USA, and National Urban League to support mental health, physical health, financial health, and professional skills development, respectively.

For more information on our ESG efforts, refer to the Corporate Governance section of this proxy statement.

Recent Awards and Recognition

Training APEX Award Paychex has been recognized by Training magazine as one of the top training organizations in the world for the 22nd consecutive time.

FORTUNE® Magazine Worlds’ Most Admired Companies

Paychex was again named one of the World’s Most Admired Companies, recognizing its corporate reputation, products, innovation, social responsibility, and outstanding financial performance.

Paychex, Inc. 2023 Proxy Statement • 2

Proxy Summary

Excellence in Technology Award Paychex was recognized by research and industry analyst firm Brandon Hall Group for the 10th consecutive year for its technology solutions.

America’s Climate Leaders

Paychex has been recognized by USA Today on the inaugural America’s Climate Leaders 2023 List for the Company’s achievement in reducing its core emissions and carbon footprint.

World’s Most Ethical Companies® Paychex has been named among one of the 2023 World’s Most Ethical Companies® on Ethisphere‘s annual list for the 15th time.	HR Tech Award Paychex was recognized by Lighthouse Research & Advisory for the fourth consecutive year as a Best SMB-focused Solution in the Core HR/Workforce category.

Pay-for-Performance

Key features of our executive compensation program that tie compensation to the Company’s performance are:

•

A significant portion of annual compensation is “at risk” based on performance. For the President and Chief Executive Officer (“CEO”), 87% of his total target compensation is at risk. On average, for the other named executive officers (“NEOs”) (excluding Mr. Mucci), 80% of their total target compensation is at risk.

•

Variable compensation is comprised of an annual cash incentive program and longer-term equity-based incentives. For the annual cash incentive for fiscal 2023, results for certain performance metrics were above target, resulting in payouts at 133% of target for our CEO and 133% of target for the other NEOs.

•

Performance stock awards granted in July 2021 reached the end of the two-year performance period in May 2023. Achievement was at 150% of target. The awards earned are restricted for an additional one-year period.

For more information on compensation for our NEOs and how it ties to performance, refer to the Compensation Discussion and Analysis and Named Executive Officer Compensation sections of this proxy statement.

Stockholder Outreach and Engagement

The Company values stockholder feedback and is committed to ongoing engagement. During fiscal 2023, formal discussions with stockholders were held reviewing topics including compensation practices, corporate governance, ESG, and other matters that were priorities of our stockholders. Refer to the Corporate Governance section of this proxy statement for more information on our fiscal 2023 stockholder outreach and engagement.

Additional Information

Refer to the Frequently Asked Questions section of this proxy statement for important information about proxy materials, voting, annual meeting procedures, company documents, communications, and the deadlines to submit stockholder proposals for the 2024 Annual Meeting of Stockholders. Additionally, questions may be directed to Investor Relations at (800) 828-4411 or by written request to 911 Panorama Trail South, Rochester, NY 14625, Attention: Investor Relations. General information regarding the meeting and links to key documents can be found on our Investor Relations web page at https://investor.paychex.com.

Paychex, Inc. 2023 Proxy Statement • 3

Proxy Summary

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future results or events and include, among others:

•	statements with respect to the beliefs, plans, objectives, and expectations regarding the future compensation plans of the Company and the ESG initiatives and goals of the Company; and

•

statements preceded by, followed by, or that include the words “aim,” “anticipate,” “believe,” “could,” “design,” “estimate,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “strategy,” “strive,” “target,” “will,” “would,” or similar expressions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, please see the risks and other factors detailed from time to time in the Company’s most recent periodic reports on Form 10-K and Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”). Except as required by law, we undertake no obligation to update these forward-looking statements after the date of filing this proxy statement with the SEC to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

Paychex, Inc. 2023 Proxy Statement • 4

Election of Directors

PROXY STATEMENT

Paychex, Inc.

911 Panorama Trail South

Rochester, NY 14625

Paychex, Inc. (“Paychex,” the “Company,” “we,” “our,” or “us”), a Delaware corporation, is furnishing this proxy statement to stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement summarizes information concerning the matters to be presented at the Annual Meeting and related information to help stockholders make an informed vote. Distribution of this proxy statement and a form of proxy to stockholders is scheduled to begin on or about September 1, 2023.

PROPOSAL 1: ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

What am I voting on?	Voting Recommendation

Stockholders are being asked to elect twelve director nominees for a one-year term. This section includes information about the Board and each director nominee.	The Board recommends a vote FOR each of the twelve director nominees.

The Board is elected by the stockholders to oversee the overall success of the Company, review its operational and financial capabilities, and periodically assess its long-term strategic objectives. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved for stockholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting the day-to-day business of the Company. The Board acts as an advisor to senior management and ultimately monitors management’s performance.

Election Process

The Company’s Amended and Restated By-Laws (“By-Laws”) provide for the annual election of directors. The By-Laws provide that each director is elected by a majority of the votes cast for the director at any meeting held for the election of directors at which a quorum is present, and the director is running unopposed. If a nominee that is an incumbent director does not receive a required majority of the votes cast, the director must offer to tender his or her resignation to the Board. The Nominating and Environmental, Social, and Governance (“ESG”) Committee (“N&E Committee”) considers such offer and will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board then considers the N&E Committee’s recommendation and will determine whether to accept such offer. The Board will disclose its decision and the rationale behind it within 90 days of the certification of the election results.

2023 Nominees for Director

There are twelve nominees for election as director, as listed on the following pages. Each of the nominees is a current member of the Board. The twelve persons listed have been nominated for election to the Board by the Company’s N&E Committee. The nominees, except for Messrs. Gibson, Golisano, and Mucci, are independent under the Nasdaq Stock Market (“Nasdaq”) director independence standards. If elected, each nominee will hold office until his or her successor is elected and has qualified or until his or her earlier resignation or removal. We

Paychex, Inc. 2023 Proxy Statement • 5

Election of Directors

believe that all the nominees will be available to serve as a director. However, if any nominee should become unable to serve, the named proxy holders may exercise discretionary authority to vote for substitute nominees proposed by the Board.

The Board believes that the combination of the various qualifications, skills, and experience of the 2023 director nominees will continue to contribute to an effective and well-functioning Board. Due in part to stockholder feedback, board refreshment and diversity, equity, and inclusion (“DE&I”) continue to be important considerations of our Board. For more information on our nomination process, refer to the Corporate Governance sections of this proxy statement.

The Board recommends the election of each of the director nominees identified on the following pages. Unless otherwise directed, the named proxy holders will vote the proxy FOR the election of each of these director nominees.

Summary of Director Nominees

Our director nominees are accomplished professionals, with diverse areas of expertise, who are well-equipped to oversee the success of the business and effectively represent the interests of stockholders. Our director nominees:

•	are seasoned leaders who possess high personal and professional ethics and share the values of the Company;

•	are highly accomplished in their fields and have served as directors and officers in a diverse range of companies, including technology, financial services, and payment companies, among others;

•	strengthen our Board’s oversight capabilities by having varied lengths of tenure that provide historical and new perspectives about our Company; and

•	bring extensive and diverse experience in strategic planning, business development, international business, mergers and acquisitions, and go-to-market strategies, among others.

The Board has identified qualifications, attributes, skills, and experience that are important to be represented on the Board as a whole, in light of the Company’s business and current needs. The Board believes the combination of the various qualifications, attributes, skills, diversity, and experience of the director nominees contribute to a well-functioning and effective Board.

Below is a summary to highlight some but not all the important skills our director nominees bring to the Board.

Paychex, Inc. 2023 Proxy Statement • 6

Election of Directors

Board Diversity and Matrix

The Company seeks to maintain a Board comprised of a diverse mix of expertise, experience, skills, and backgrounds to reflect the diverse nature of the business environment in which the Company operates. For purposes of Board composition, diversity includes, but is not limited to, business experience, geography, age, gender, race, and ethnicity. The N&E Committee regularly evaluates Board composition and recognizes the importance of diversity, as demonstrated by four of our five newest Board members adding to either the gender or racial diversity of our Board, and we will continue to focus on Board refreshment.

Pursuant to Rule 5606(f) of the Nasdaq Listing Rules, the following table reports certain information on each director’s voluntary self-identified characteristics, as of May 31, 2023.

Board Diversity Matrix

Total Number of Directors	12

	Female	Male

Part I: Gender Identity

Directors	3	9

Part II: Demographic Background

African American or Black	—	1

White	3	8

Paychex, Inc. 2023 Proxy Statement • 7

Election of Directors

Martin Mucci — Chairman of the Board of Paychex, Inc.

Director since 2010 Current Public Company Directorships: • Cintas Corporation • NCR Corporation Prior Public Company Directorships (Past Five Years): None	Age: 63 Board Committees: • Executive (Chair)

Mr. Mucci is Chairman of the Board of Directors of the Company. He served as President and Chief Executive Officer (“CEO”) of the Company from September 2010 until December 2021 and as Chairman of the Board and CEO of the Company from December 2021 until October 2022. Mr. Mucci joined the Company in 2002 as Senior Vice President (“SVP”), Operations. Prior to joining Paychex, he held senior level positions with Frontier Communications, a telecommunications company, including President of Telephone Operations and CEO of Frontier Telephone of Rochester, over the course of his 20-year career. Mr. Mucci currently serves on the boards of NCR Corporation, a leading software- and services-led enterprise provider in the financial, retail, and hospitality industries, and Cintas Corporation, a leading provider of uniform rental, facility services, first aid, and safety products to over one million businesses of all types and sizes. He is also a member of the Business and Government Software and Services Advisory Team for Madison Dearborn Partners. Mr. Mucci was a member of the Board of Directors of Cbeyond, Inc., a telecommunications company focused on small businesses, until it was purchased by Birch Communications in July 2014. He is a Trustee Emeritus of St. John Fisher College.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Mucci is qualified to lead the Board due to his experience providing day-to-day leadership as the former President and CEO of Paychex, giving him extensive knowledge of the Company, its operations, challenges, and opportunities. In addition, Mr. Mucci’s educational background and senior leadership experience provide him with strong financial literacy.

Thomas F. Bonadio — Founder and Chairman of The Bonadio Group

Director since 2017 Current Public Company Directorships: None Prior Public Company Directorships (Past Five Years): • CurAegis Technologies, Inc.	Age: 74 Board Committees: • Audit • Corporate Development Advisory • Nominating and ESG Independent

Mr. Bonadio is the founder and Chairman of the Board of Directors of The Bonadio Group, the 43rd largest Certified Public Accountant firm in the U.S. and the largest independent provider of accounting, business advisory, and financial services in New York State outside of Manhattan. He has devoted his efforts to serving commercial companies in the Rochester area and helping The Bonadio Group grow from two people to its present size of more than 1,000 employees. Mr. Bonadio is also the General Partner of Impact Capital, a venture capital firm focused on growing companies operating in Upstate New York, and serves on the Board of Directors of Viridi, a private company with sustainable solutions in energy storage systems and electrical equipment. He also serves on the Board of Directors and as the Audit Committee Chair for Royal Oak, a private real estate investment trust. Mr. Bonadio has experience serving on community organizations as well as both not-for-profit and publicly traded boards. He also previously served on the Board of Directors and as the Audit Committee Chair for Conceptus, Inc., a medical device company, until it was purchased by Bayer AG of Germany in June 2013.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Bonadio is qualified to serve as a director of the Company due to his strong background in finance and business, his entrepreneurial experience, and his knowledge of the Certified Public Accountant community. Mr. Bonadio is a successful entrepreneur whose experience building his own business is representative of many clients Paychex serves today. He also brings a high degree of financial literacy obtained from his years in the financial services industry, and his ability to assess financial performance of other companies through the review and understanding of financial statements. This financial expertise is a great benefit to the Board and its committees.

Paychex, Inc. 2023 Proxy Statement • 8

Election of Directors

Joseph G. Doody — Former Vice Chairman of Staples, Inc.

Director since 2010 Current Public Company Directorships: • Casella Waste Systems, Inc. Prior Public Company Directorships (Past Five Years): • Virtusa Corporation	Age: 71 Board Committees: • Investment • Nominating and ESG Independent

Mr. Doody served as Vice Chairman of Staples, Inc., an office products company, from February 2014 until his retirement in September 2017. Prior to that, he served as President, North American Commercial, from January 2013 until February 2014, and President, North American Delivery, from March 2002 to January 2013. Mr. Doody serves on the Board of Directors of Casella Waste Systems, Inc., a vertically integrated waste management company. Mr. Doody previously served on the Board of Directors of Virtusa Corporation, a global provider of digital engineering and information technology outsourcing services that accelerate business outcomes for its clients, until it was acquired in February 2021. Mr. Doody is an emeritus member of the Foundation Board at The College at Brockport.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Doody is qualified to serve as a director of the Company due to his significant leadership and international experience. His long tenure in management of a large division of a multinational company enables him to provide our Board with important operational expertise. In addition, his deep knowledge of small- to medium-sized businesses brings a thorough understanding of the risks and opportunities affecting the Company’s clients and potential clients. Mr. Doody also has extensive experience in strategic planning and business development, which allows him to provide valuable input into the Company’s plans for market growth.

David J.S. Flaschen — Investor and Advisor

Director since 1999 Current Public Company Directorships: • Informa plc (London Stock Exchange) Prior Public Company Directorships (Past Five Years): None	Age: 67 Board Committees: • Audit (Chair) • Compensation and Leadership • Corporate Development Advisory • Investment Independent

Mr. Flaschen is an investor and advisor to a number of private companies providing business, marketing, and information services. He serves as a non-executive director and member of the Audit Committee for Informa plc, a leading business intelligence, academic publishing, and events company as well as a Financial Times Stock Exchange 100 public company which is traded on the London Stock Exchange. From 2005 to 2011, he was a partner with Castanea Partners, a private equity investment firm. Prior to joining Castanea Partners, Mr. Flaschen had over 20 years of executive and leadership experience in the marketing and business services industries, including roles at Thomson Financial, an information services company focused on the financial industry, and Dunn & Bradstreet, a company that provides market research, information, and analysis to the consumer products and services industries. Mr. Flaschen was a member of the 2018 National Association of Corporate Directors Blue Ribbon Commission, which published a signature report on Adaptive Governance for Board Oversight of Disruptive Risks. Mr. Flaschen is also a director/advisor of various private companies.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Flaschen is qualified to serve as a director of the Company as a result of his extensive executive experience in information and marketing services. Over the course of his career, Mr. Flaschen has worked internationally with a number of businesses, including Thomson Financial and AC Nielsen. He also brings a high degree of financial literacy obtained from his years in the financial services industry, and his ability to assess financial performance of other companies through review and understanding of financial statements. This financial expertise is a great benefit to the Board and its committees.

Paychex, Inc. 2023 Proxy Statement • 9

Election of Directors

John B. Gibson — President and Chief Executive Officer of Paychex, Inc.

Director since October 2022 Current Public Company Directorships: None Prior Public Company Directorships (Past Five Years): None	Age: 57 Board Committees: • Corporate Development Advisory • Executive

Mr. Gibson has served as President and CEO of the Company since October 2022. Prior to serving as President and CEO, Mr. Gibson was promoted to the role of President and Chief Operating Officer (“COO”) in December 2021, leading the daily operations of the Company, including sales, service, marketing, and management. Mr. Gibson joined Paychex as SVP of Service in May 2013, bringing with him more than 20 years of experience in human resources (“HR”) solutions, technology, and business services. Prior to Paychex, Mr. Gibson served in senior executive positions at HR outsourcing and technology companies, including Ameritech (now AT&T) and Convergys, where he served as President of the HR Management division providing comprehensive global HR solutions to clients in 68 countries.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Gibson is qualified to serve as a director of the Company due to his leadership and experience. Mr. Gibson has been a key leader in the Company’s digital expansion, its service transformation, and the expansion of its professional employer organization and HR advisory services. His deep understanding of the Company’s market and focus on driving innovative technology and HR advisory solutions for the Company’s approximately 740,000 clients (as of May 31, 2023) make him a valued addition to the Board.

B. Thomas Golisano — Founder of Paychex, Inc.

Director since 1979 Current Public Company Directorships: • Eastman Kodak Company Prior Public Company Directorships (Past Five Years): • Twinlab Consolidated Holdings, Inc.	Age: 81 Board Committees: • Executive

Mr. Golisano founded Paychex in 1971 and served as Chairman of the Board of Directors until December 2021. He served as President and CEO of the Company until October 2004. Mr. Golisano serves on the Board of Directors of Eastman Kodak Company, a global manufacturer focused on commercial print and advanced materials and chemicals. Mr. Golisano is an entrepreneur, philanthropist, and civic leader who has been committed to building innovative businesses, supporting numerous not-for-profit organizations, and advocating for inclusive health and various civic issues. Mr. Golisano also serves as a director of numerous other not-for-profit organizations and private companies and founded the Golisano Institute for Business and Entrepreneurship, a provider of alternative post-secondary business education. He is the founder and a member of the Board of Trustees of the B. Thomas Golisano Foundation and is a Trustee Emeritus of Rochester Institute of Technology.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Golisano is qualified to serve as a director of the Company due to his relevant executive leadership experience and extensive knowledge of the operations of the Company. These skills were attained through his former roles of Chairman and CEO of Paychex. In addition, his experience investing in and supporting numerous successful start-up businesses equips him with expertise in identifying market opportunities, which allows him to provide valuable insights and guidance to the Board.

Paychex, Inc. 2023 Proxy Statement • 10

Election of Directors

Pamela A. Joseph — CEO and Executive Chair of Xplor Technologies

Director since 2018 (previously served from 2005 – 2017) Current Public Company Directorships: • Adyen N.V. (Euronext) • TransUnion (Chair) Prior Public Company Directorships (Past Five Years): None	Age: 64 Board Committees: • Compensation and Leadership • Corporate Development Advisory • Nominating and ESG (Chair) Independent

Ms. Joseph currently serves as the CEO and Executive Chair of Xplor Technologies, which was created following a merger of Clearent, LLC and Transaction Services Group. Ms. Joseph previously served as the CEO of Clearent, which was a full-service payment-solutions provider and owner-independent software vendor in select vertical markets. She is also an Operating Partner of Advent International, a global private equity firm. From May 2016 until September 2017, she served as President, COO, and Board Member of Total System Services, Inc., a provider of issuer services and merchant payment acceptance for credit, debit, prepaid, healthcare, and business solutions. She was Vice Chair of U.S. Bancorp Payment Services and Chair of Elavon (formerly NOVA Information Systems, Inc.), a wholly owned subsidiary of U.S. Bancorp, from December 2004 until June 2015. U.S. Bancorp Payment Services and Elavon manage and facilitate consumer and corporate card issuing, as well as payment processing. Ms. Joseph also serves as Board Chairperson for TransUnion, a leading global information and insights company, and as a member of the Board of Directors of Adyen N.V., a payments platform business.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Ms. Joseph is qualified to serve as a director of the Company due to her extensive executive experience in the financial services and payment industries. Her wealth of technology experience brings insight to the Board and its committees. In addition, her experience with major acquisitions, board experience, and international expansion allows her to provide valuable input to the Company’s growth plans.

Theresa M. Payton — Founder & CEO of Fortalice Solutions

Director since January 2023 Current Public Company Directorships: None Prior Public Company Directorships (Past Five Years): None	Age: 56 Board Committees: • Audit Independent

Ms. Payton is the founder and CEO of Fortalice Solutions, an industry-leading security consulting company advising Fortune 150 Boards, C-Suite, and regulators on secured technology innovation and transformation efforts regarding customer delivery and privacy. Fortalice Solutions has completed over 500 global engagements advising and securing digital transformation programs and delivering business intelligence services for some of the nation’s largest organizations. Ms. Payton was also co-founder of Dark Cubed, a cybersecurity solutions company founded in 2015, which was acquired by Celerium, a leader in innovative cyber defense solutions, in September 2022. She spent over 16 years in the financial services industry including executive roles in banking technology for two of the country’s top financial institutions and was Chief Information Officer for the White House under the George W. Bush administration. She serves on the Federal Advisory Board of CyberArk, a publicly traded cybersecurity product company, and previously served as a member of the Transformation Innovation Advisory Board of UniCredit S.p.A., the largest pan-European bank headquartered in Milan, Italy, from January 2019 through August 2022.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Ms. Payton is qualified to serve as a director of the Company due to her significant technology and cybersecurity expertise and experience as an entrepreneur. Her business acumen, intense focus on the needs of clients, and her ability to provide sound governance insights on digital and security risks make her a strong addition to the Board.

Paychex, Inc. 2023 Proxy Statement • 11

Election of Directors

Kevin A. Price — Founder & President of KAP Holdings, LLC d/b/a PartScriptionTM

Director since July 2021 Current Public Company Directorships: None Prior Public Company Directorships (Past Five Years): None	Age: 63 Board Committees: • Audit • Nominating and ESG Independent

Mr. Price is the founder and President of KAP Holdings, LLC d/b/a PartScription, which he founded in 2006. KAP Holdings, LLC is a service company engaged in the distribution, wholesaling, and sourcing of products and parts to private and governmental agencies across a broad range of categories with integrated solutions to eliminate cost, lost time, and frustration in construction and renovation projects. PartScription is a fast growing, innovative ecommerce platform that aggregates millions of parts into a single search and order platform to improve selection, service, and profitability for retail hardware stores. Prior to his founding of KAP Holdings, LLC, he worked at Sears Holdings Corporation as the Vice President of the Customer Care Network where he managed Sears Parts Direct and the aftermarket insurance businesses, at Ameritech Corporation as Vice President of Sales and Planning and Administration, and as Senior Vice President of Operations at AC Nielsen. Mr. Price is an emeritus board member of Link Unlimited, and served on the Brennan School of Business Advisory Board at Dominican University and the College of Business and Public Administration Advisory Council at Drake University.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Price is qualified to serve as a director of the Company due to his extensive experience as an entrepreneur and significant executive leadership and e-commerce experience. Mr. Price is a strategic leader who has provided agile leadership to help drive business success. His experience is a great benefit to the Board and its committees.

Joseph M. Tucci — Co-Founder and Chairman of Bridge Growth Partners, LLC

Lead Independent Director Director since 2000 Current Public Company Directorships: • Motorola Solutions, Inc. Prior Public Company Directorships (Past Five Years): • GTY Technology Holdings, Inc.	Age: 76 Board Committees: • Compensation and Leadership (Chair) • Executive • Nominating and ESG Independent

Mr. Tucci is the co-founder and Chairman of the Board of Directors of Bridge Growth Partners, LLC, a private equity firm based in New York and founded in 2013. He serves on the Board of Directors of Motorola Solutions, Inc., a global leader in public safety and enterprise security, and Syniti, an enterprise data management solutions company. Mr. Tucci was the former Chairman of the Board of Directors and CEO of EMC Corporation (“EMC”), a provider of data-storage systems. He was EMC’s Chairman from January 2006 and CEO from January 2001 until September 2016, when Dell Technologies acquired the company. He was Chairman of the Board of Directors of VMWare, Inc., a cloud infrastructure company, from 2007 through September 2016.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Tucci is qualified to serve as a director of the Company due to his extensive executive leadership experience as CEO of EMC. Mr. Tucci has spent over 40 years in the technology industry in senior roles at large, complex, and global technology companies. His experience leading EMC through a period of dramatic revitalization, growth and market share gains, and new product introductions enables him to share knowledge of the challenges a company faces due to rapid changes in the marketplace.

Paychex, Inc. 2023 Proxy Statement • 12

Election of Directors

Joseph M. Velli — Retired Financial Services and Technology Executive

Director since 2007

Current Public Company Directorships:

•  AssetMark Financial Holdings

•  Cognizant Technology Solutions Corp.

•  Computershare Ltd. (Australian Stock Exchange)

Prior Public Company Directorships (Past Five Years):

None

Age: 65 Board Committees: • Compensation and Leadership • Corporate Development Advisory (Chair) • Executive • Investment (Chair) Independent

Mr. Velli currently serves on the Board of Directors of Computershare Limited, a global provider of corporate trust, stock transfer, employee share plan, and mortgage servicing services. He serves on the Board of Directors of Cognizant Technology Solutions Corp., a multinational corporation that provides information technology services. Mr. Velli is also on the Board of Directors of AssetMark Financial Holdings, Inc., an investment management and consulting firm. Mr. Velli previously served as Senior Executive Vice President of The Bank of New York and as a member of the Senior Policy Committee until October 2006. During his 22-year tenure with The Bank of New York, he headed Global Issuer Services, Global Custody and Investor Services, Global Liquidity Services, Pension and 401(k) Services, and Retail Banking. He served as Chairman and CEO of ConvergEx Group, LLC (“ConvergEx”), a provider of brokerage, software products, and technology services, from 2006 to 2013, and continued to serve on the ConvergEx Board until 2014. Mr. Velli has been a member of the Board of Trustees of William Paterson University since June 2017. He acts as an advisory council member to Lovell Minnick Partners, a venture capital and private equity firm, and provides advisory services to other private equity firms.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Velli is qualified to serve as a director of the Company due to his extensive experience with securities servicing, capital markets, business to business, marketing, and mergers and acquisitions matters, as well as his public board experience. He plays a key role in the Board’s discussions of the Company’s investments and liquidity. Mr. Velli has extensive experience with acquisitions and business services, providing valuable insights on potential growth opportunities for the Company.

Kara Wilson — Senior Advisor at KKR & Co. Inc.

Director since 2017 Current Public Company Directorships: None Prior Public Company Directorships (Past Five Years): • KnowBe4	Age: 53 Board Committees: • Audit • Corporate Development Advisory Independent

Ms. Wilson currently serves as a Senior Advisor at KKR & Co. Inc., a global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate, and credit, with strategic partners that manage hedge funds. She currently serves on a number of private, software solution company boards including Accela, Alludo, OneStream, OutSystems, ReliaQuest, and SkyHive. She previously served on the Board of Directors of KnowBe4, a security awareness computer-based training firm that assists companies in strengthening their security through their employees, until it was acquired in February 2023. She was formerly Chief Marketing Officer at Rubrik, Inc., a cloud data management company, a role she held from June 2017 until May 2019. She has over 20 years of experience in driving go-to-market strategies for large, medium, and hyper-growth start-ups. She has held marketing leadership roles with some of the technology industry’s most influential companies, including Cisco Systems, SAP, SuccessFactors, PeopleSoft/Oracle, Okta, and FireEye, Inc. Prior to Rubrik, Inc. from October 2016 to June 2017, Ms. Wilson was Executive Vice President and from August 2013 to June 2017, Chief Marketing Officer of cyber security company FireEye, where she helped launch FireEye’s initial public offering and was responsible for the company’s global marketing initiatives including corporate, product, and technical marketing, global communications, and field enablement.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Ms. Wilson is qualified to serve as a director of the Company due to her extensive experience in driving go-to-market strategies for enterprise technology companies. The Board can benefit from Ms. Wilson’s marketing experience to help Paychex with the development and execution of go-to-market strategies to effectively differentiate the Company in a highly competitive and constantly evolving industry. Ms. Wilson has experience at global companies and can provide insight on any expansion of the Company’s global presence.

Paychex, Inc. 2023 Proxy Statement • 13

Director Compensation

DIRECTOR COMPENSATION FOR THE FISCAL YEAR ENDED MAY 31, 2023

Director compensation is recommended by the Compensation and Leadership Committee (“C&L Committee”) and approved by the Board annually in July. The Board’s authority cannot be delegated to another party. The Company’s management does not play a role in setting director compensation. The Company compensates the independent directors of the Board using a combination of cash and equity-based compensation. John B. Gibson, President and CEO of the Company since October 14, 2022, received no compensation for his services as a director. Martin Mucci, Chairman of the Board and former CEO received no compensation for his services as Chairman of the Board while serving as CEO and began receiving compensation for his services as Chairman of the Board following his retirement as CEO of the Company effective October 14, 2022. The compensation received by Messrs. Gibson and Mucci, who are named executive officers (“NEOs”) for the fiscal year ended May 31, 2023 (“fiscal 2023”), is shown in the Fiscal 2023 Summary Compensation Table, contained in the Named Executive Officer Compensation section of this proxy statement.

The table below presents the total compensation received from the Company by all directors except Messrs. Gibson and Mucci for fiscal 2023.

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards (c)	Stock Options (d)	Total

Thomas F. Bonadio	$125,000	$84,985	$84,998	$294,983

Joseph G. Doody	$114,375	$84,985	$84,998	$284,358

David J.S. Flaschen	$157,500	$84,985	$84,998	$327,483

B. Thomas Golisano	$272,500	$ —	$ —	$272,500

Pamela A. Joseph	$140,000	$84,985	$84,998	$309,983

Theresa M. Payton(1)	$ 26,875	$ —	$ —	$ 26,875

Kevin A. Price	$117,500	$84,985	$84,998	$287,483

Joseph M. Tucci	$181,250	$84,985	$84,998	$351,233

Joseph M. Velli	$132,500	$84,985	$84,998	$302,483

Kara Wilson	$115,000	$84,985	$84,998	$284,983

(1)

Ms. Payton was appointed to the Board in January 2023 and began attending Board meetings in the fourth quarter of fiscal 2023. The fees in the table reflect the prorated cash retainer for her service on the Board and committee membership during fiscal 2023. In July 2023, she received an annual equity award for the fiscal year ended May 31, 2024 (“fiscal 2024”) that was enhanced for her service on the Board during fiscal 2023.

Fees Earned or Paid in Cash (Column (b))

The amounts reported in this column reflect the annual cash compensation paid to the directors during fiscal 2023, whether or not such fees were deferred. Annual cash compensation for the directors who own less than 5% of the outstanding shares of the common stock of the Company or do not also serve as executive officers is comprised solely of annual retainers, which are paid in quarterly installments. These retainers are paid for participation on the Board with separate retainers for committee membership. In addition to their committee membership retainers, committee chairs (with the exception of the Executive Committee) receive additional retainers in recognition for their time contributed in preparation for committee meetings.

Any director beneficially owning more than 5% of the outstanding shares of common stock of the Company may elect to receive their compensation for serving on the Board or Committees thereof in cash in quarterly installments as opposed to in the form of equity in the Company.

Paychex, Inc. 2023 Proxy Statement • 14

Director Compensation

Mr. Golisano, who is not an independent director but is a beneficial owner of more than 5% of the outstanding shares of the Company’s common stock, received total cash compensation of $272,500 during fiscal 2023, which was paid in quarterly installments. This amount was determined based on the annual retainers and fair value of equity compensation applicable to all independent directors in effect for fiscal 2023.

The Board receives competitive market data on director compensation of companies in our compensation Peer Group from our independent consultants. Refer to the Compensation Discussion and Analysis section within this proxy statement for a listing of the companies included in our compensation Peer Group for fiscal 2023. Based on the C&L Committee review of this market data, it increased certain annual retainers for fiscal 2023 to align total compensation for directors to our Peer Group.

The annual retainers, applicable to all independent directors, in effect for fiscal 2023 (effective in October 2022) and the fiscal year ended May 31, 2022 (“fiscal 2022”) (effective in October 2021) were as follows:

Compensation Element	2023	2022

Annual cash retainer	$95,000	$95,000

Audit Committee member annual retainer	$12,500	$12,500

C&L Committee member annual retainer	$10,000	$10,000

N&E Committee member annual retainer	$10,000	$10,000

Investment Committee member annual retainer	$ 7,500	$ 7,500

Executive Committee member annual retainer	$ 7,500	$ 7,500

Corporate Development Advisory Committee member annual retainer	$ 7,500	$ 7,500

Lead Independent Director annual retainer(1)	$50,000	$ —

Audit Committee Chair annual retainer(2)	$25,000	$25,000

C&L Committee Chair annual retainer(2)	$22,500	$17,500

N&E Committee Chair annual retainer(2)	$17,500	$17,500

Corporate Development Advisory Committee Chair annual retainer(2)	$ 2,500	$ 2,500

Investment Committee Chair annual retainer(2)	$ 2,500	$ 2,500

(1)	The Lead Independent Director receives the Lead Independent Director annual retainer in addition to the annual cash retainer.

(2)	The committee chair receives the chair annual retainer in addition to the respective committee member retainer.

Paychex, Inc. 2023 Proxy Statement • 15

Director Compensation

Equity Awards: Stock Awards (Column (c)) and Option Awards (Column (d))

The amounts reported in these columns reflect the grant-date fair value of time-based restricted stock units (“RSUs”) and stock option awards, respectively, granted to each independent director and computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The amounts do not reflect whether the recipient has actually received a financial gain from these awards (such as a lapse in the restrictions on time-based RSUs or an exercise of stock options). For fiscal 2023, the equity-based compensation structure for independent directors was set at a total fair value of approximately $170,000 per director, with approximately 50% awarded in the form of stock options and 50% in the form of time-based RSUs. In July 2022, all independent directors received an annual equity award under the Paychex, Inc. 2002 Stock Incentive Plan, as amended and restated October 15, 2020 (the “2002 Plan”) as follows:

	Time-Based RSUs	Stock Options

Grant Date	July 15, 2022	July 15, 2022

Exercise Price	N/A	$115.00

Quantity	739	3,027

Fair Value(1)	$115.00	$28.08

Vesting Schedule	On the first anniversary of the date of grant.	On the first anniversary of the date of grant.

Certain Restrictions	Shares may not be sold during the director’s tenure as a member of the Board, except as necessary to satisfy tax obligations.	N/A

Other(2)	Upon the discretion of the Board, unvested shares may be accelerated in whole or in part for certain events including, but not limited to, director retirement.	Unvested options outstanding upon the retirement of a Board member will be canceled.

(1)

The fair value of time-based RSUs is determined based on the closing price of the underlying common stock on the grant date. The fair value of stock options is determined using a Black-Scholes option pricing model. The assumptions used in determining the July 15, 2022 fair value of $28.08 per share for these stock options were: risk-free interest rate of 3.1%; dividend yield of 2.6%; volatility factor of 0.27; and expected option life of 7.5 years.

(2)	Retirement eligibility for this purpose begins at age 55 or older with ten years of service as a member of the Board.

As of May 31, 2023, each independent director had the following equity awards outstanding:

Director	Stock Awards (Shares)	Stock Options (Shares)

Thomas F. Bonadio	739	44,484

Joseph G. Doody	739	30,465

David J.S. Flaschen	739	59,789

Pamela A. Joseph	739	32,625

Theresa M. Payton	—	—

Kevin A. Price	739	8,102

Joseph M. Tucci	739	84,795

Joseph M. Velli	739	72,639

Kara Wilson	739	40,080

Paychex, Inc. 2023 Proxy Statement • 16

Director Compensation

Deferred Compensation Plan

We maintain a non-qualified and unfunded deferred compensation plan in which all independent directors are eligible to participate. Directors may elect to defer up to 100% of their Board cash compensation. The Company does not contribute to this plan. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices, which the participant may change at any time. We do not match any participant deferral or guarantee a certain rate of return. The interest rates earned on these investments are not above-market or preferential. Refer to the Non-Qualified Deferred Compensation table and discussion within the Named Executive Officer Compensation section of this proxy statement for a listing of investment funds available to participants and the annual rates of return on those funds. During fiscal 2023, no independent directors deferred compensation under the plan.

Benefits

We reimburse each director for expenses associated with attendance at Board and committee meetings.

Stock Ownership Guidelines

The Board set stock ownership guidelines for our independent directors with a value of six times his or her annual Board retainer, not including any committee, committee chair, or lead independent director retainers. The ownership guidelines were established to provide long-term alignment with stockholders’ interests. The independent directors are expected to attain the ownership guideline within five years after the later of first becoming a director or the adoption of any increased guideline. Directors may not sell underlying stock received through time-based RSUs until their service on the Board is complete, except for those shares sold as necessary to satisfy tax obligations. For the purpose of achieving the ownership guideline, time-based RSUs awarded to the directors are included. All independent directors are currently compliant with the stock ownership guidelines or within the grace period to achieve the requisite level of ownership.

Prohibition on Hedging or Speculating in Company Stock

Directors must adhere to strict standards with regards to trading in Paychex stock. Also, we prohibit directors from hedging Paychex stock. They may not, among other things:

•	speculatively trade in Paychex stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Pledging of Company Stock

We maintain a pledging policy for all Paychex directors, officers, and employees that prohibits new pledging of Company securities for any purpose. Our pledging policy is posted on our website at https://investor.paychex.com/corporate-governance/governance-documents.

Paychex, Inc. 2023 Proxy Statement • 17

Beneficial Ownership

BENEFICIAL OWNERSHIP OF PAYCHEX COMMON STOCK

The following table contains information, as of July 31, 2023, on the beneficial ownership of the Company’s common stock by:

•

each principal stockholder known to be a beneficial owner of more than 5% of the Company’s common stock. This includes any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	each director and nominee for director;

•	each of the Company’s NEOs; and

•	all directors, NEOs, and executive officers of the Company as a group.

Under the rules of the Securities and Exchange Commission (“SEC”), “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or disposition power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days. This information is based upon reports filed by such persons with the SEC.

Name	Amount of Shares Owned (1)	Non-vested Shares of Restricted Stock (2)	Stock Options Exercisable by September 29, 2023 (3)	Total Shares Beneficially Owned	Percent of Class
Principal Stockholders:
B. Thomas Golisano (4),(5)
1 Fishers Road
Pittsford, NY 14534	37,834,127	—	—	37,834,127	10.4%
BlackRock Inc. (6)
55 East 52nd Street
New York, NY 10055	30,829,500	—	—	30,829,500	8.5%
Vanguard Group Inc. (7)
100 Vanguard Blvd.
Malvern, PA 19355	30,787,344	—	—	30,787,344	8.5%
Directors:
Martin Mucci (8)	507,049	—	1,498,413	2,005,462	*	*
Thomas F. Bonadio	18,854	—	44,484	63,338	*	*
Joseph G. Doody (9)	22,997	—	30,465	53,462	*	*
David J.S. Flaschen (10)	50,602	—	59,789	110,391	*	*
John B. Gibson	66,385	2,847	131,648	200,880	*	*
B. Thomas Golisano (4),(5)	37,834,127	—	—	37,834,127	10.4%
Pamela A. Joseph	10,120	—	32,625	42,745	*	*
Theresa M. Payton	1,150	—	—	1,150	*	*
Kevin A. Price	2,301	—	8,102	10,403	*	*
Joseph M. Tucci	54,225	—	61,789	116,014	*	*
Joseph M. Velli	69,855	—	72,639	142,494	*	*
Kara Wilson	6,604	—	40,080	46,684	*	*
Named Executive Officers:					*	*
John B. Gibson	66,385	2,847	131,648	200,880	*	*
Efrain Rivera	86,136	—	25,844	111,980	*	*
Mark A. Bottini	85,576	—	387,258	472,834	*	*
Michael E. Gioja	43,209	—	250,598	293,807	*	*
Stephanie L. Schaeffer	70,251	820	85,665	156,736	*	*
Martin Mucci (8)	507,049	—	1,498,413	2,005,462	*	*
All directors, NEOs, and executive officers of the Company as a group (19 persons)	38,950,556	5,389	2,775,454	41,731,399	11.5%

Paychex, Inc. 2023 Proxy Statement • 18

Beneficial Ownership

**	Indicates that percentage is less than 1%.

(1)

This column reflects shares held of record and Company shares owned through a bank, broker, or other holder of record. For executive officers, this also includes shares owned through the Paychex, Inc. 401(k) Incentive Retirement Plan (the “401(k) Plan”).

(2)

This column includes stock awards to independent directors and executive officers that have not yet vested. These non-vested stock awards have voting and dividend rights, and thus are included in beneficial ownership.

(3)

This column includes shares that may be acquired upon exercise of options, which are exercisable on or prior to September 29, 2023. Under SEC rules, shares that may be acquired within 60 days are included in beneficial ownership.

(4)

Included in shares beneficially owned for Mr. Golisano are: 278,068 shares owned by the B. Thomas Golisano Foundation, of which Mr. Golisano is a member of the foundation’s ten-member board of trustees (Mr. Golisano disclaims beneficial ownership of these shares but does share voting and investment power); 47,207 shares held in the name of family members, trusts, or other entities of Mr. Golisano (Mr. Golisano shares voting and investment power of these shares); and 37,508,852 shares, held in the name of a trust for which Mr. Golisano is the trustee and beneficiary (Mr. Golisano has sole voting and investment power of these shares).

(5)

Mr. Golisano has 7,671,875 shares pledged as security. Mr. Golisano’s pledge of these shares has been disclosed since 2007 and, as such, occurred well before the enactment of our updated pledging policy in January 2020.

(6)

Beneficial ownership is based on information as of December 31, 2022, contained in the Schedule 13G filed with the SEC on February 3, 2023 by BlackRock, Inc., including notice that it has, along with certain institutional investment managers for which it is the parent holding company, sole voting power as to 28,111,278 shares, and sole dispositive power as to 30,829,500 shares.

(7)

Beneficial ownership is based on information as of December 31, 2022, contained in the Schedule 13G/A filed with the SEC on February 9, 2022 by Vanguard Group Inc., including notice that it has sole dispositive power as to 29,392,345 shares, shared voting power as to 481,748 shares, and shared dispositive power as to 1,394,999 shares.

(8)

Included in shares beneficially for Mr. Mucci owned are 62,547 shares owned by the Mucci Family Foundation, of which Mr. Mucci is a trustee (Mr. Mucci disclaims beneficial ownership of these shares but does share voting and investment power).

(9)

Included in shares beneficially owned for Mr. Doody are 12,639 shares held in the name of a trust for which Mr. Doody is the trustee and beneficiary. Mr. Doody has sole voting and investment power of these shares.

(10)

Included in shares beneficially owned for Mr. Flaschen are 12,218 shares held in the name of family members, trusts, or other entities of Mr. Flaschen. Mr. Flaschen shares voting and investment power of these shares.

Paychex, Inc. 2023 Proxy Statement • 19

Corporate Governance

CORPORATE GOVERNANCE

Role of the Board

The Board recognizes the fundamental principle that good corporate governance is critical to organizational success and the protection of stockholder value. As such, the Board has adopted a set of Corporate Governance Guidelines as a statement of principles guiding the Board’s conduct. These principles are intended to be interpreted in the context of all applicable laws and the Company’s Restated Certificate of Incorporation, By-Laws and other governing documents. A copy of these guidelines can be found on our website at https://investor.paychex.com/corporate-governance/governance-documents.

Environmental, Social, and Governance Efforts

Paychex is committed to good corporate citizenship, which is reflected in our company culture. Our core cultural values are designed to guide decision making aligned to the expectations of clients, stockholders, regulators, employees, and the multiple communities in which we operate and to reflect our continuing commitment of diverse, equitable, and inclusive workplaces. Our cultural values are:

Integrity	Service	Innovation

Partnership	Accountability	Respect

Each of these values is critical to our ongoing success. All employees are required to verify their understanding and observance of these values on an annual basis through trainings and review with management during performance discussions.

Our Board is focused on the long-term sustainability of our business. Currently, the N&E Committee has oversight of ESG policies and DE&I initiatives. ESG efforts at Paychex are overseen by the Ethics and ESG Steering Committee (the “Steering Committee”). The Steering Committee is chaired by the Vice President (“VP”), Chief Legal & Ethics Officer, and Secretary, and is comprised of members representing Legal, Human Resources and Organizational Development, Business Operations, Compliance and Data Analytics, Internal Audit, Finance, Marketing, Enterprise Risk Management, Sustainability, Information Technology, and Corporate Communications.

Our ESG efforts are focused on the following pillars:

Ethics	Governance	Privacy & Security
We hold ourselves to the highest ethical standards: doing business the right way and conducting ourselves with integrity.	Governance guides us as we strive to deliver long-term success and maximize stockholder value.	Privacy and security of personal and account information are among our top priorities.

Diversity, Equity and Inclusion	Environment	Employees
We believe we must be intentional about DE&I.	We are committed to managing our environmental impact as an integral part of our operations.	Our programs support our employees’ total well-being, professional growth, and sense of community.

Community	Empowering Businesses	Occupational Safety
We contribute to the quality of life in the communities where our employees live and work.	Our goal is to be an essential partner to small- and medium-sized businesses.	We are committed to providing our employees with a safe working environment.

Paychex, Inc. 2023 Proxy Statement • 20

Corporate Governance

In fiscal 2023, we continued to expand our ESG efforts in key areas. These include but are not limited to:

DE&I efforts: At Paychex, we believe that we must be intentional with our commitment to DE&I and have made good progress in our efforts towards awareness, training, and measurement of DE&I initiatives. This plan involves taking a systematic approach to DE&I, building a culture of inclusion, and developing strategic community partnerships. Fiscal 2023 initiatives included:

•	Our CEO is a signatory of the CEO Action for Diversity & Inclusion Pledge, which demonstrates that DE&I is a top priority of the Company and is supported by Company leadership;

•	Targeted recruitment activities including adding tools such as training of Company recruiters and using dashboards and scorecards to track hiring, mobility, and attrition of diverse applicants;

•	Training and guidance regarding diversity aimed at increasing awareness with our employees and clients;

•	Mentorship programs to connect women and people of color to executive leaders, mentors, and promotional opportunities;

•	Philanthropic support to organizations that support diverse communities and initiatives that align with our values; and

•	Establishing ESG and DE&I related goals for executive incentive compensation plans for all executives for fiscal 2023.

Environment: Paychex recognizes the need for companies to lead the climate transition and is taking initiative to manage our impact on the climate. We have an environmental policy in place and perform an annual Company-wide enterprise risk assessment that includes environmental-related risks. The Company is a supporter for the Task Force on Climate-Related Financial Disclosures. In fiscal 2023, we completed the CDP (formerly known as the Carbon Disclosure Project) Climate Change report. We have adopted initiatives that will reduce greenhouse gas (“GHG”) emissions including, but not limited to: geothermal HVAC systems, energy efficient LEDs, electric car chargers, energy efficient heating and cooling equipment, paper usage reductions, and waste recycling. We are striving to reach Net Zero GHG emissions by 2050 and in fiscal 2023, have developed and implemented short-term and medium-term goals to progress toward the target.

Philanthropy: The Paychex Charitable Foundation (the “Foundation”) provides monetary support to help fund initiatives that support economic development in the communities where we have operations, while also enhancing the quality of life for those who work and live in those communities, including under-served populations. Through the Foundation’s strategic giving initiative, four $1 million pledge agreements (payable over four years) were signed with Mental Health America, Feeding America, Junior Achievement USA, and National Urban League, to support mental health, physical health, financial health, and professional skills development, respectively.

Data Security: Aligned with the National Institute of Standards and Technology Cybersecurity Framework, and overseen by Paychex internal auditors, the Audit Committee of the Board, and executive leadership, our Enterprise Security team embraces partnership and collaboration with resources across the company to ensure a consistent, resilient, and secure infrastructure. Protection of our clients’ sensitive information is among our highest priorities. Specifically, we:

•	Maintain policies and procedures covering physical and logical access to our workplaces, systems, and records;

•	Use technology such as virus detection and prevention, firewalls, and other computer hardware and software to protect against unauthorized access to or alteration of customer data;

•	Encrypt sensitive information transmitted over the Internet;

•	Through formal approval processes, access controls, and internal auditing, limit employee access to customer information to those who have a business reason to know;

•	Require employees to take information security awareness training upon hire and annually thereafter and apply this training to their jobs every day;

•	Provide ongoing training and awareness to employees about security best practices, including internal phishing simulations to educate and test employees;

Paychex, Inc. 2023 Proxy Statement • 21

Corporate Governance

•	Use advanced technologies for the backup and recovery of customer information;

•	Collect and analyze information about potential system security violations and anomalous activity through our Security Fusion Center, which involves a 24/7/365 Security Incident Response function;

•	Perform ongoing internal and external penetration testing against our infrastructure and our applications and perform remediation, if necessary;

•

Participate in a private, invitation-only bug bounty program for Paychex Flex® and other Paychex applications that rewards security researchers for the identification of complex and critical vulnerabilities within our web applications; and

•	Coordinate a public-facing responsible disclosure program to identify and remediate vulnerabilities in our applications.

Our Internal Audit department reports directly to the Audit Committee and acts as an independent appraiser of the Paychex internal control system, assessing internal control design and operating effectiveness and recommending enhancements. The Board and Audit Committee are provided with annual and quarterly updates, respectively, on data security. Internally, our security programs are overseen by our Executive Security Governance Council, which is comprised of various executives and directors in finance, internal audit, legal, information technology, and enterprise risk.

To learn more about our ESG efforts, including additional data and our latest initiatives, please see our ESG report at www.paychex.com/corporate/corporate-responsibility. The inclusion of any website address in this proxy statement does not incorporate by reference the information on or accessible through the website into this proxy statement.

Board Leadership Structure

The Board’s current leadership structure is comprised of:

•	Chairman of the Board and a non-independent director (Mr. Mucci);

•	President and CEO as a non-independent director (Mr. Gibson);

•	an independent director serving as Lead Independent Director (Mr. Tucci); and

•	Audit, Compensation & Leadership, Corporate Development Advisory, Investment, and Nominating and ESG committees led by independent directors.

We currently have separated the roles of Chairman and CEO and believe this structure currently best serves the Company, but may change the leadership structure in the future if the Board believes that a change would best serve the Company and its stockholders. The Board believes this structure provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. We believe that the Company is best served by having a Chairman who has in-depth knowledge of the Company’s operations and the industry. Mr. Mucci’s experience as our CEO and twelve years of service on the Board qualify him to lead the Board, particularly as it focuses on strategic risks and opportunities facing the Company.

Our Lead Independent Director has responsibility for conducting regularly scheduled executive sessions of the non-management or independent directors and such other responsibilities as the independent directors may assign. Regularly scheduled executive sessions of the members of the Board, without members of management present, are held at each regularly scheduled Board meeting. As appropriate, matters presented to the Board by the N&E and C&L Committees are reviewed and discussed in executive sessions by the independent directors.

The Board and its standing committees that meet regularly conduct performance self-evaluations at least annually to assess the qualifications, attributes, skills, and experience represented on the Board and to determine whether the Board and its committees are functioning effectively. The Board also conducts individual Board member assessments annually.

Paychex, Inc. 2023 Proxy Statement • 22

Corporate Governance

Nomination Process

The N&E Committee is responsible for recommending candidates to the full Board to either fill vacancies or stand for election at each annual meeting of stockholders. The committee follows the Board’s Nomination Policy, which is included in the N&E Committee Charter. The Board has determined that it is necessary for the continued success of the Company to ensure that the Board is composed of individuals having a variety of complementary experience, education, training, diversity, and relationships relevant to the then-current needs of the Board and the Company. The N&E Committee Charter includes a diversity search policy to ensure the Committee considers the diversity of nominees. The Board’s Nomination Policy requires that initial lists of independent director candidates to fill vacancies on the Board include racially/ethnically and gender diverse candidates and that any third-party search firm will be instructed to include such candidates in the initial lists they prepare.

In evaluating candidates for nomination to the Board, including candidates for nomination recommended by a stockholder, the Nomination Policy requires N&E Committee members to consider the contribution that a candidate for nomination would be expected to make to the Board and the Company. This is based upon the current composition and needs of the Board, and the candidate’s demonstrated business judgment, leadership abilities, integrity, prior experience, education, training, relationships, and other factors that the Board determines relevant. When identifying candidates for nomination to fill vacancies created by the expiration of the term of any incumbent director, the Nomination Policy requires N&E Committee members to determine whether such incumbent director is willing to stand for re-election and, if so, to take into consideration the value to the Board and to the Company of their continuity and familiarity with the Company’s business. The Board has previously used a third-party search firm to identify director candidates, and the N&E Committee is authorized by its charter to continue this practice.

The Nomination Policy requires the N&E Committee to consider candidates for nomination to the Board recommended by any reasonable source, including stockholders. Stockholders who wish to nominate candidates for director must comply with the procedures set forth in the By-Laws, including sending timely notice in writing to the Secretary of the Company that includes the information and disclosure required by the By-Laws. For more information, see the subheading entitled “How do I submit a proposal for next year’s Annual Meeting?” in the Frequently Asked Questions section of this proxy statement.

Board Oversight of Risk

One of the most important functions of the Board is oversight of risks inherent in the operation of the Company’s business. Senior management is responsible for the day-to-day management of risks facing the Company. The Board implements its risk oversight function both as a whole and through delegation to Board committees. The Board is responsible for ensuring an appropriate culture of risk management exists within the Company, overseeing the Company’s aggregate risk profile, and monitoring how the Company addresses specific risks. The Board receives regular reports from officers on particular risks to the Company, reviews the Company’s strategic plan, and regularly communicates with its committees.

The Audit Committee receives quarterly updates from the Company’s Chief Information Security Officer regarding the Company’s cybersecurity risk management program. These updates include a status of current capabilities, ongoing initiatives, as well as the evolving cybersecurity threat landscape.

The C&L Committee regularly reviews the risks and rewards associated with our compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. As part of its risk oversight, the C&L Committee conducts an annual assessment of risks arising from the Company’s compensation programs. The C&L Committee reviews such programs with its independent compensation consultant. The C&L Committee’s assessment includes identification of risk with the various forms of compensation, the inherent risk in performance-based compensation metrics, and existing risk mitigation controls. Risk mitigation includes, but is not limited to, the balance of fixed and variable compensation, the balance of short- and long-term compensation, stock ownership guidelines, level of oversight, and internal controls over financial reporting. Based on its last review, the C&L Committee concluded that the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Paychex, Inc. 2023 Proxy Statement • 23

Corporate Governance

The N&E Committee assists the Board in developing and overseeing sustainability objectives to further integrate it into the Company’s strategy and operations. The N&E Committee also oversees policies and programs related to environmental sustainability, philanthropic, and political activities. The N&E Committee also provides oversight of the Company’s risks, reporting, and disclosure with respect to ESG matters, including an update on the annual assessment of environmental or climate-related risks facing the Company.

Board Meetings and Committees

Our Corporate Governance Guidelines require that our Board meet at least four times per year. The Board held five meetings in fiscal 2023. To the extent practicable, directors are expected to attend all Board meetings and meetings of the committees on which they serve. During fiscal 2023, the average attendance for the Board and committee meetings was approximately 98%. Each director attended at least 97% of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served, where applicable, during fiscal 2023. Directors are expected to attend the Company’s Annual Meetings of Stockholders, and 100% of then-current directors did attend the 2022 Annual Meeting of Stockholders (“2022 Annual Meeting”), which was held virtually. All directors are independent within the meaning of applicable SEC and Nasdaq director independence standards, with the exception of Mr. Gibson, Mr. Golisano, and Mr. Mucci. As of May 31, 2023, committee assignments were as follows:

Board Members	Audit(1)	C&L(2)	Corporate Development Advisory	Executive	Investment	N&E(3)

Martin Mucci

Thomas F. Bonadio(4)

Joseph G. Doody

David J.S. Flaschen(4)

John B. Gibson

B. Thomas Golisano

Pamela A. Joseph

Theresa M. Payton

Kevin A. Price

Joseph M. Tucci

Joseph M. Velli

Kara Wilson

# of meetings held during the year	6	5	1	0	2	3

Member      Chair

(1)

All members of the Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, meet the independence, experience, and other applicable Nasdaq listing requirements and applicable SEC rules regarding independence.

(2)	All members of the C&L Committee meet the Nasdaq independence criteria for compensation committee members.

(3)	All members of the N&E Committee meet the Nasdaq independence criteria for directors overseeing director nominations.

(4)	Mr. Bonadio and Mr. Flaschen each qualify as an “Audit Committee Financial Expert,” as defined by applicable SEC rules.

Paychex, Inc. 2023 Proxy Statement • 24

Corporate Governance

The Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk management function. The Board’s six standing committees have the following risk oversight areas and general responsibilities:

Audit Committee

Primary Risk Oversight Areas

•  Internal controls;

•  Risk related to financial statement accuracy and reporting;

•  Legal, regulatory, and compliance risks;

•  Risks related to security, technology, privacy, and data protection; and

•  Other operational and fraud risks.

Primary Responsibilities

•  Serve as an independent and objective party to monitor the Company’s financial reporting process, internal control system, and financial risk management processes;

•  Review the performance and independence of the Company’s independent accountants and internal audit department;

•  Provide an open avenue of communication among the independent accountants, financial and senior management, internal audit department, and the Board; and

•  Review significant risk exposures and processes to monitor, control, and report such exposures, periodically reporting on such information to the Board.

Compensation and Leadership Committee

Primary Risk Oversight Areas

•  Risks arising from the Company’s compensation policies and practices for all employees and non-employee directors.

Primary Responsibilities

•  Design and administer the Company’s executive and director compensation programs to ensure furtherance of the Company’s overall compensation objectives;

•  Evaluate and determine compensation for the CEO and senior executive officers and recommend director compensation to the Board;

•  Assist the Board in an annual review on succession planning and evaluating potential successors for executive management positions; and

•  Evaluate compensation policies to determine if they incentivize risks that are reasonably likely to have a material adverse effect on the Company.

Paychex, Inc. 2023 Proxy Statement • 25

Corporate Governance

Corporate Development Advisory Committee

Primary Risk Oversight Areas

•  Risk related to the Company’s acquisition and divesture opportunities.

Primary Responsibilities

•  Review and provide guidance to management and the Board with respect to the Company’s acquisition or divestiture opportunities, as appropriate, and review related strategy; and

•  Authority to approve acquisitions or divestitures in accordance with the parameters set by the Board, to the extent permitted by law and the Company’s By-Laws.

Executive Committee

Primary Responsibilities

•	Exercise all the powers and authority of the Board, except as limited by law, between Board meetings and when the Board is not in session.

Investment Committee

Primary Risk Oversight Areas

•	Risk related to investing activities.

Primary Responsibilities

•	Review the Company’s investment policies and strategies, and the performance of the Company’s investment portfolios; and

•	Determine that the investment portfolios are managed in compliance with the Company’s established investment policy.

Nominating and ESG Committee

Primary Risk Oversight Areas

•	Risks related to ESG matters.

Primary Responsibilities

•	Identify, evaluate, and recommend candidates to be nominated for election to the Board;

•	Provide oversight of the governance of the Board to ensure that it meets its fiduciary obligations to the Company and its stockholders;

•	Provide ongoing oversight of the company’s ESG activities and performance.

The Audit, C&L, Corporate Development Advisory, Investment, and N&E Committees’ responsibilities are more fully described in each committee’s charter adopted by the Board, which are accessible on the Company’s website at https://investor.paychex.com/corporate-governance/governance-documents.

Paychex, Inc. 2023 Proxy Statement • 26

Corporate Governance

Policy on Transactions with Related Persons

Related persons include our executive officers, directors, and director nominees, as well as their immediate family members, and holders of more than 5% of the Company’s common stock. It is generally the Company’s practice to avoid transactions with related persons. However, there may be occasions when a transaction with a related person is in the best interest of the Company. The Company’s policies and procedures for review and approval of related-person transactions appear in the Company’s Standards of Conduct, Conflict of Interest, and Employment of Relatives Standards, which are internally distributed, and in the Company’s Code of Business Ethics and Conduct, which is posted at https://investor.paychex.com/corporate-governance/governance-documents.

Officers and directors are required to disclose any potential conflicts of interest or related-person transactions, which include: certain financial interests in or relationships with any supplier, client, partner, subcontractor, or competitor; and engaging in any activity that could create the appearance of a conflict of interest, including financial involvement or dealings with employees or representatives of the types of entities listed above. Annually, officers and directors complete a Director’s and Officer’s Questionnaire, within which they provide information regarding whether they or any member of their immediate family had any interest in any actual or proposed transaction with the Company or any of its subsidiaries where the amount involved exceeded $120,000. The individuals are also asked about any other economic relationships that might be conflicts of interest. The responses are reviewed by our Financial Reporting and Legal departments to determine if a conflict of interest exists related to any such transaction. For officers, the Company’s Chief Financial Officer (“CFO”) oversees the review of such transactions.

Members of the Board are required to disclose to the Chairman or the Chair of the N&E Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company. This includes engaging in any conduct or activities that would impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

The Financial Reporting department reviews and updates the Company’s listing of related persons on a quarterly basis for determination of potential related-person transactions that should be disclosed in the Company’s periodic reports to the SEC. During this quarterly review and update, these identified transactions are reviewed and disclosed as required. The N&E Committee is required to consider all questions of possible conflicts of interest of Board members and executive officers, including review of transactions of the Company in excess of $120,000 in which a director, executive officer, or an immediate family member of a director or executive officer has an interest. The factors considered by the N&E Committee in their review include: the business objective of the transaction; the individual’s involvement in the transaction; whether the transaction would impact the judgment of the officer or director to act in the best interest of the Company; and any other matters the N&E Committee deems appropriate. Except as noted below in “Transactions with Related Persons” for fiscal 2023, no instances of conflict or non-compliance have been identified. Should a conflict of interest be identified, relevant information and circumstances would be reviewed to determine if action is required relative to continuing the arrangement.

Transactions with Related Persons

For fiscal 2023, the following reportable transactions in excess of $120,000 were identified and communicated to the N&E Committee:

•

Based on information in a Schedule 13G filed on February 3, 2023, Blackrock, Inc. and/or its affiliates (“Blackrock”) is an owner of more than 5% of the Company’s common stock, which makes Blackrock a “Related Person” of the Company under Item 404 of Regulation S-K. Blackrock has been a vendor of the Company since 2011. In fiscal 2023, the Company paid Blackrock approximately $0.8 million for investment management services.

•

The Company provides payroll and other ancillary services to Eastman Kodak Company (“Kodak”). Pursuant to the agreement between the Company and Kodak, Kodak paid the Company $0.6 million in fees for these services during fiscal 2023. As a director and a beneficial owner of greater than 5% of the Company’s common stock, Mr. Golisano may be deemed to have an interest in this transaction, but is not expected to have any direct identifiable interest in this transaction. In addition to serving as a Board member of the Company, Mr. Golisano also serves as a director on Kodak’s Board of Directors as the designee of GO EK Ventures IV, LLC (“GO EK Ventures”). GO EK Ventures IV, LLC beneficially owns greater than 5% of Kodak’s outstanding shares, and

Paychex, Inc. 2023 Proxy Statement • 27

Corporate Governance

Mr. Golisano is its sole member. Mr. Golisano did not participate in the negotiation, decision-making process, or approval of the agreement between the Company and Kodak. Our N&E Committee considered the relevant information and approved the transaction after finding the transaction to be on arm’s length terms and in the best interests of the Company.

•

In October 2022, the Company completed the sale of a property to Golisano Business COE, Inc., for approximately $10.0 million. Golisano Business COE, Inc., the buyer in the transaction, is wholly owned by Mr. Golisano, a director and a beneficial owner of greater than 5% of the Company’s common stock. The transaction occurred in the ordinary course of business of Paychex and the Company had independent appraisals performed on the property during 2020 and in June of 2022, prior to the sale. The property was listed on the market and bids from other parties were considered, in contemplation of the sale. Mr. Golisano did not participate on behalf of the Company in the negotiation, decision-making process, or approval of the sale. Our N&E Committee considered the relevant information and approved the transaction after finding the transaction to be on arm’s length terms and in the best interests of the Company.

Compensation and Leadership Committee Interlocks and Insider Participation

None of the members of the C&L Committee were at any time during fiscal 2023, or at any other time, an officer or employee of the Company. During fiscal 2023, none of the Company’s executive officers served on the board of directors or compensation committee of any other entity that had an executive officer that serves on the Company’s Board or C&L Committee.

No C&L Committee “interlocks” generally means that no executive officer of our Company:

•

served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity which had an executive officer serving as a member of our C&L Committee;

•	served as a director of another entity which had an executive officer serving as a member of our C&L Committee; or

•

served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity which had an executive officer serving as a director of our Company.

Stockholder Engagement During Fiscal 2023

Prior to the 2022 Annual Meeting, beginning in September 2022, the Company engaged with stockholders to discuss our executive compensation practices, corporate governance, ESG, DE&I and other matters that were priorities of our stockholders.

The outreach initiative was designed to assist our Board and C&L Committee in fully understanding the viewpoints of our stockholders. This effort supplemented the ongoing communications between our management and stockholders through various engagement channels, including telephonic meetings and e-mail correspondence.

Initially, we engaged with all stockholders via additional definitive proxy materials in response to a proxy advisor voting recommendation against our say-on-pay proposal. Prior to the 2022 Annual Meeting, the advisor changed the recommendation in favor of our say-on-pay proposal.

In addition to the above communication, we chose to further engage with our top 50 institutional stockholders, owning about 52% of our outstanding shares. Various members of senior management and members of the C&L Committee, held telephonic meetings with seven stockholders that collectively owned over 15% of our outstanding shares. An additional seven stockholders that collectively owned over 19% of our outstanding shares elected to engage with us via correspondence, indicating that no meeting was necessary at the time. The remaining stockholders we contacted, owning approximately 18% of our outstanding shares, chose not to engage.

In these engagement meetings, we discussed various topics, including our executive compensation practices, corporate governance, ESG, and DE&I. We gained valuable perspectives from our stockholders, which were

Paychex, Inc. 2023 Proxy Statement • 28

Corporate Governance

conveyed to the full Board of Directors and relevant committees during the second half fiscal 2023. Overall, the stockholders who provided feedback expressed support for our executive compensation program. The stockholders indicated continued expectations regarding board diversity and review of board tenure. ESG and DE&I initiatives were also a common theme for discussion.

Communications with the Board of Directors

The Board has established procedures to enable stockholders and other interested parties to communicate in writing with the Board, including the chair of any standing committee of the Board. Written communications should be clearly marked and mailed to:

Stockholder and Other Interested Parties — Board Communication

Paychex, Inc.

911 Panorama Trail South

Rochester, New York 14625-2396

Attention: Corporate Secretary

In the case of communications intended for committee chairs, the specific committee must be identified. Any such communications that do not identify a standing committee will be forwarded to the Board. The Corporate Secretary will promptly forward all stockholder and other interested party communications to the Board or to the appropriate standing committee of the Board, as the case may be.

CODE OF BUSINESS ETHICS AND CONDUCT

The Company has a Code of Business Ethics and Conduct that applies to all of its directors, officers, and employees. The Company requires all of its directors, officers, and employees to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our directors, officers, and employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. All newly hired employees are required to certify that they have reviewed and understand this code. In addition, each year all employees and directors are reminded of and asked to affirmatively acknowledge their obligation to follow the code. The Code of Business Ethics and Conduct is available for review on the Company’s website at

https://investor.paychex.com/corporate-governance/governance-documents. The Company intends to disclose any amendment to, or waiver from, a provision of its Code of Business Ethics and Conduct that relates to any element of the code of ethics definition enumerated in Item 406 of Regulation S-K by posting such information on its website at the address specified above.

Paychex, Inc. 2023 Proxy Statement • 29

Say-on-Pay Vote

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

What am I voting on?	Voting Recommendation

Stockholders are being asked to approve, on an advisory basis, the compensation of our NEOs as described in the Compensation Discussion and Analysis (“CD&A”) and the Named Executive Officer Compensation sections of this proxy statement.	The Board of Directors recommends a vote FOR the advisory vote approving the NEO compensation, as disclosed in this proxy statement.

We are asking our stockholders to provide advisory approval of the compensation of our NEOs as required by Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies, and practices as described in this proxy statement. Our stockholders are currently given the opportunity to vote, on a non-binding, advisory basis, on say-on-pay proposals annually, with the next opportunity to vote on such a proposal being the 2024 Annual Meeting of Stockholders (“2024 Annual Meeting”). Before you vote, we encourage you to read the CD&A and Named Executive Officer Compensation sections of this proxy statement, which provide detailed information on the Company’s compensation policies and practices, and overall compensation of our NEOs.

Compensation Programs Highlights

Our executive compensation programs are designed to attract, motivate, and retain highly qualified NEOs, who are critical to our success. We strongly believe that our executive compensation — both pay opportunities and pay actually realized — should be tied to Company performance. Under our compensation programs, the NEOs are rewarded for the achievement of specific annual and longer-term strategic and financial goals of the Company. Some key aspects of our compensation programs that you should consider are:

•

NEO compensation is evaluated and determined by our C&L Committee, which is comprised entirely of independent directors. This committee utilizes the services of an independent consultant to advise them on matters of executive compensation.

•

Our executive compensation program is designed to implement core compensation principles, including alignment with stockholders’ interests, long-term value creation, and pay-for-performance. A significant portion of pay is at risk where the amount realized will be dependent on achievement of financial targets or, in the case of certain time-vested equity awards, the value of the Company’s stock.

•	A mix of annual and long-term incentive programs creates a balance between short-term and long-term focus, reducing risk in the compensation programs.

•	Our equity-based, long-term incentive awards include a combination of stock options, time-based stock awards, and performance-based stock awards.

In addition, we have responsible compensation practices that ensure consistent leadership and decision-making, certain of which are intended to mitigate risk. These include:

•	Stock ownership guidelines designed to align the directors’ and executives’ long-term financial interests with those of our stockholders.

Paychex, Inc. 2023 Proxy Statement • 30

Say-on-Pay Vote

•	Prohibition of hedging of the Company’s stock for both directors and executive officers.

•	Prohibition of pledging Company stock as collateral.

•	A long-standing insider trading policy.

•

Certain recoupment, non-compete, and other forfeiture provisions within our Annual Officer Performance Incentive Program (the “annual incentive program”) and equity-based compensation agreements. These provisions allow the Company to cancel all or any outstanding portion of equity awards and recoup the gross value of any payouts under the annual incentive program, vested time-based stock awards, vested performance-based stock awards, or profits from exercises of options.

Results of the 2022 Say-on-Pay Vote

At the 2022 Annual Meeting held on October 13, 2022, over 93% of the total stockholder votes cast were in favor of the Company’s NEO compensation as presented in our 2022 proxy statement. The C&L Committee considered this favorable outcome and believed it conveyed our stockholders’ support of the committee’s decisions and the existing executive compensation programs. As we evaluated our compensation practices and talent needs throughout fiscal 2023, we remained mindful of the strong support for our compensation policies and practices communicated by our stockholders at the last annual meeting. As a result, the C&L Committee retained the core design of our executive compensation programs as it believes the program continues to attract, retain, and provide appropriate incentive for senior management.

Advisory Vote

The C&L Committee, along with the Board, believe that the policies, procedures, and amounts of compensation discussed here, and described further in this proxy statement, are effective in achieving the desired goals of aligning our executive compensation structure with the interests of our stockholders. To indicate approval of our NEO compensation, a majority of the shares entitled to vote on the proposal must be voted for the proposal in person or by proxy at the Annual Meeting.

This say-on-pay vote is advisory and, therefore, is not binding on the Company, the C&L Committee, or our Board. Our Board values the opinions of our stockholders and, to the extent that there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the C&L Committee will evaluate whether actions are necessary to address these concerns.

The Board recommends a vote FOR the proposal to approve the NEO compensation on an advisory basis, as disclosed in this proxy statement.

Paychex, Inc. 2023 Proxy Statement • 31

Advisory Votes

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

What am I voting on?	Voting Recommendation

Stockholders are being asked to vote on the frequency of future say-on-pay votes.

The Board of Directors recommends a vote of ONE YEAR for the frequency with which stockholders will have an opportunity to cast an advisory vote on the compensation of the Company’s NEOs as set forth in the Company’s proxy statement.

In addition to the advisory say-on-pay vote, we are seeking a stockholder advisory vote on the frequency of future say-on-pay votes as required by Section 14A of the Exchange Act. Stockholders may indicate how often they would prefer a say-on-pay advisory vote to occur: every year, every two years, or every three years. In addition, stockholders may abstain from voting. Section 14A of the Exchange Act requires the Company to hold the advisory vote on the frequency of say-on-pay votes at least once every six years.

After careful consideration, our Board has determined that a vote on say-on-pay every year continues to be the most appropriate for the Company at this time, and recommends that stockholders vote for the Company to hold annual advisory votes on executive compensation, as decisions on executive compensation are made annually. We continue to believe that an annual advisory say-on-pay vote allows us to obtain frequent and timely input from our stockholders regarding corporate governance and executive compensation philosophy, policies, and practices.

The option of every year, every two years, or every three years that receives the highest number of votes will be the frequency for the advisory say-on-pay vote that has been selected by the stockholders. However, as this is an advisory vote, it is not binding on the Company, the C&L Committee, or the Board. The Board will take into account the opinion of our stockholders when determining which frequency for future say-on-pay votes is best suited to the Company.

The Board recommends a vote of ONE YEAR for the frequency with which to hold an advisory vote on NEO compensation.

Paychex, Inc. 2023 Proxy Statement • 32

CD&A

COMPENSATION DISCUSSION AND ANALYSIS

The CD&A provides you with a description of our executive compensation policies and programs, the decisions made by the C&L Committee, formerly the Governance and Compensation Committee, regarding executive compensation, and the factors contributing to those decisions. This discussion focuses on the compensation of our NEOs for fiscal 2023, who were:

Name	Title

John B. Gibson	President and CEO (Principal Executive Officer)

Efrain Rivera	SVP and CFO (Principal Financial Officer)

Mark A. Bottini	SVP of Sales

Michael E. Gioja	SVP of Information Technology and Product Development (“IT and PD”)

Stephanie L. Schaeffer	Vice President, Chief Legal & Ethics Officer, and Secretary

Martin Mucci	Chairman and former CEO (former Principal Executive Officer)

Mr. Mucci, who retired from the role of CEO of the Company on October 14, 2022, qualified as one of our NEOs for fiscal 2023, pursuant to Item 402(a) of Regulation S-K.

Executive Summary

Business and Financial Highlights

Our mission is to be the leading provider of human capital management (“HCM”) solutions for HR, payroll, benefits, and insurance by being an essential partner to small- and medium-sized businesses across the United States (“U.S.”) and parts of Europe. We believe that successful execution of our mission will lead to strong, long-term financial performance.

Our executive compensation is tied to financial and operational performance and is intended to drive sustained, long-term increases in stockholder value. Fiscal 2023 was a strong year, reflecting growth across our business. Reported financial results for fiscal 2023 and the respective growth percentages compared to fiscal 2022 were as follows:

$4.9B	$2.0B	$4.30
Total service revenue	Operating income	Diluted earnings per share

8% increase	10% increase	12% increase

$1.2B	$1.9B	$4.27
Dividends Paid	Operating income, net of certain items(1)	Adjusted diluted earnings per share(1)

18% increase	8% increase	13% increase

(1)

Operating income, net of certain items and adjusted diluted earnings per share are not U.S. generally accepted accounting principles (“GAAP”) measures. Refer to “Paychex, Inc. Non-GAAP Financial Measures” in Appendix A of this proxy statement for a discussion of these non-GAAP measures.

Paychex, Inc. 2023 Proxy Statement • 33

CD&A

Fiscal 2023 Actions Related to Long-Term Strategy: The table below discusses fiscal 2023 performance as it relates to the key areas of focus that comprise the Company’s long-term strategy.

Strategy Focus	Fiscal 2023 Summary of Accomplishments

Providing Industry-leading Integrated Technology	We continue to make investments in leading-edge technology a priority as companies are looking to leverage HR technology solutions to increase productivity and stay connected to employees. We strive to deliver an easy-to-use and leading user experience for our customers and their employees. We continue to enhance our award-winning Paychex Flex platform to continuously deliver an excellent user experience.

Delivering Superior Customer Experiences

Our flexible and technology-enabled service model allows us to provide a personalized experience for our clients and their employees. We continue to invest in artificial intelligence (“AI”) and self-service capabilities to allow clients and their employees easy, intuitive, and flexible service how, when, and where they want it.

Within Paychex Flex, we leverage embedded AI to assist our clients. Our Paychex Flex Intelligence Engine allows individual preference on learning style via written how-to-documents, tutorial-style video vignettes, or a guided interactive tour. The Paychex Flex Intelligence Engine also includes the Flex Assistant, a customer service chatbot that can answer questions across thousands of topics and provides access to over 1,200 instructional resources. At any time, a live Paychex agent is just a click away, with the entire chat conversation available in real-time to provide a more personalized service experience. The Flex Assistant consistently handles nearly two-thirds of questions that would otherwise reach a payroll/HR functionary or a customer service representative, with high satisfaction scores.

The platform embeds self-service capabilities that empower client employees to manage their HR and benefits information from any location, on any device. These self-service capabilities allow for greater access and convenience for client employees and greater productivity for clients.

Expanding our Leadership in HR	We have a comprehensive suite of value-added HR solutions for our clients and their employees. Our solutions include industry leading HR technology with comprehensive HR outsourcing delivered by approximately 700 HR business professionals. This unique combination sets us apart in the industry. During fiscal 2023, HR Solutions and Professional Employer Organization client worksite employees grew 10% to 2.2 million.

Growing our Client Base	We believe we operate in a significantly under-penetrated and growing market, with untapped potential to expand within our current target markets. We have invested significantly in new demand generation and sales tools and expanding certain areas of our sales force. We continue to focus on sales productivity with the intent of expanding our market share across all our product lines. During fiscal 2023, our payroll client base has grown to approximately 740,000 clients.

Engaging in Strategic Acquisitions	We utilize acquisitions, when appropriate, as a means to expand our portfolio, enter new markets, or increase our scale. We continue to evaluate and monitor potential acquisitions and will utilize this when acquisitions are in alignment with our overall strategy.

Paychex, Inc. 2023 Proxy Statement • 34

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Return to Stockholders: The value we return to our stockholders is very important to us. During fiscal 2023, we returned $1.2 billion to our stockholders through dividends.

The Company has returned over $5.3 billion to stockholders over the past 5 years.

Dividend Payments: We continue to pay substantial dividends to our stockholders. The most recent increases in the quarterly dividend to stockholders were as follows:

	Increase in Quarterly Dividend	Quarterly Dividend Amount	% Change
May 2023	$0.10	$0.89	13%
May 2022	$0.13	$0.79	20%
May 2021	$0.04	$0.66	6%
May 2019	$0.06	$0.62	11%

Share Repurchases: The Board has authorized the repurchase of common stock as follows:

•	$350 million authorized in July 2016, which expired on May 31, 2019;

•	$400 million authorized in May 2019, which was fully utilized by its expiration on May 31, 2022; and

•	$400 million authorized in July 2021, which will expire on January 31, 2024.

Shares repurchased in recent years were as follows:

(In millions)	Shares Repurchased	Amount
Fiscal 2022	1.2	$145.2
Fiscal 2021	1.7	$155.7
Fiscal 2020	2.0	$171.9
Fiscal 2019	0.7	$56.9

Paychex, Inc. 2023 Proxy Statement • 35

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The following graph shows how a $100 investment in our common stock on May 31, 2018 would have grown to $185 as of May 31, 2023, with dividends reinvested quarterly. The chart also compares the total stockholder return on our common stock to the same investment in the S&P 500 Index over the same period, with dividends reinvested quarterly. For us, this represents a cumulative return of 85%, or approximately 13% on a compound basis.

For more information about our fiscal 2023 business results, see the section of our fiscal 2023 Annual Report on Form 10-K (“Form 10-K”) titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

How Pay is Tied to Company Performance

Our executive compensation programs are designed to ensure that the interests of our senior leaders are appropriately aligned with the Company’s stockholders by rewarding performance that meets established business and individual goals. Key features of the executive compensation programs that tie to Company performance are:

•

A significant portion of our NEOs’ annual compensation is “at risk” based on performance. For fiscal 2023, variable pay represented 87% of total target compensation for our CEO, Mr. Gibson, and 80% of total target compensation on average for our other NEOs (excluding Mr. Mucci);

•

Variable compensation is comprised of an annual cash incentive program and longer-term equity-based incentives. Stock options and time-based stock awards provide value based on our stock price performance. Annual grants of performance-based stock awards provide the opportunity for stock to be awarded if pre-established financial goals are met for a two-year performance period with full vesting provided after an additional one-year service period (i.e., total of three years);

•

Target compensation for the annual incentive program and annual grants of performance-based stock awards is generally established at the beginning of the performance period by the C&L Committee. NEOs have an opportunity to earn actual compensation that varies from target based on achievement against pre-established performance metrics;

•	In fiscal 2023, a portion of the executives’ qualitative goals was based on DE&I and ESG program progression;

•

Performance targets incorporated into our executive compensation programs include the metrics of new business revenue and service revenue (our measures of business growth) and operating income, net of certain items (our measure of profitability) for our annual performance-based compensation. Operating income, net of certain items is a non-GAAP measure. Refer to “Paychex, Inc. Non-GAAP Financial Measures” in Appendix A for a discussion of this non-GAAP measure and a reconciliation to the most comparable GAAP measure of operating income; and

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•	The financial measures used as performance targets are linked directly to our annual and long-term strategic business plans that are reviewed and approved by the Board.

The pay mix at target for our CEO, Mr. Gibson, and the average for our other NEOs (excluding Mr. Mucci) for fiscal 2023 was:

The following illustrates the trend in Company performance, based on two of our key financial metrics utilized in performance-based compensation plans, and the total reported compensation of our CEO over the last three years.

(1)	Operating income, net of certain items, is a non-GAAP measure. Refer to “Paychex, Inc. Non-GAAP Financial Measures” in Appendix A of this proxy statement for a discussion of this non-GAAP measure.

(2)

CEO total compensation as reflected in this chart is equal to the amounts reported in the Fiscal 2023 Summary Compensation Table included in the Named Executive Officer section of this and prior years’ proxy statements.

Amounts realized in fiscal 2023 related to performance-based compensation programs for fiscal 2023 included payouts under the annual incentive program and were earned at 133% of target for our CEO, Mr. Gibson, and 133% of target for our other NEOs (excluding Mr. Mucci). Achievement was measured against financial targets established at the beginning of fiscal 2023.

Refer to the section entitled “Elements of Compensation” and the subsections of “Annual Incentive Program” and “Equity-Based Compensation” within this CD&A for a more detailed discussion of variable compensation, performance targets established, and actual results against those targets.

Paychex, Inc. 2023 Proxy Statement • 37

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CEO Transition

Our Board oversees CEO and executive management succession planning, which is formally reviewed at least annually by the C&L Committee. The Board regularly discusses succession and development plans with the CEO as well as without the CEO present in executive sessions of the Board. The Board makes sure that it has adequate opportunities to meet with and assess development plans for potential CEO and executive management successors to ensure that the Company has the right management talent to pursue its strategies successfully.

The Board appointed Mr. Gibson to serve as the Company’s President and CEO effective on October 14, 2022. Prior to Mr. Gibson’s promotion, and as part of the Board’s long-term CEO succession planning, Mr. Gibson was promoted to President and COO of the Company in December 2021. Mr. Gibson previously served as the Company’s SVP of Service since joining the Company in May 2013. Mr. Mucci retired as CEO of the Company effective October 14, 2022 and remained Chairman of the Board thereafter.

Summary of Mr. Gibson’s Fiscal 2023 Compensation Arrangements

Upon Mr. Gibson becoming the Company’s President and CEO on October 14, 2022, Mr. Gibson’s base salary increased from $600,000 to $825,000 per year. Upon his appointment on October 14, 2022, Mr. Gibson received an additional non-qualified stock option award with a grant-date fair value of $600,000 that will vest in three equal annual installments, has a 10-year term, and an exercise price equal to $109.19. Mr. Gibson also received an additional time-based restricted stock unit award with a grant-date fair value of $400,000 that will vest in three equal annual installments and an additional performance-based restricted stock unit award with a grant-date fair value of $1,500,000 that will vest upon the achievement of the two-year performance metrics established in July 2022 by the C&L Committee, ending on May 31, 2024 and followed by a one-year service vesting period (i.e., total of three years). Mr. Gibson was also eligible to receive a cash annual incentive program award with a target of 150% of his base salary for the portion of the fiscal year he served as the Company’s President and CEO upon the same performance metrics established for Mr. Mucci for fiscal 2023. For the portion of fiscal 2023 in which Mr. Gibson served as President and COO, he was eligible to receive a cash annual incentive program award with an annual incentive target of 125% of his base salary upon the same performance metrics established for him for fiscal 2023.

Summary of Mr. Mucci’s Fiscal 2023 Compensation Arrangements

Outgoing CEO Retirement:

Mr. Mucci actively participated in the search for his successor and played a crucial role in his successor’s development and ongoing mentorship, thereby facilitating a smooth transition leading up to and following his retirement as CEO in fiscal 2023. Mr. Mucci voluntarily retired as the Company’s CEO on October 14, 2022 and remained with the Company as a non-employee Chairman of the Board. In connection with his retirement as CEO, Mr. Mucci did not receive any cash severance or any vesting acceleration beyond the existing retirement eligibility provisions under his outstanding and unvested awards under the 2002 Plan. In addition, Mr. Mucci’s awards granted in July 2022, which included a cash annual incentive program award with an annual incentive target of 150% of his base salary and equity awards with a grant-date fair value of $7,125,024, were forfeited upon his retirement.

Chairman Compensation:

In connection with Mr. Mucci’s continuing service as Chairman of the Board of Directors of the Company, the C&L Committee approved the one-time amendment to allow for continued vesting of Mr. Mucci’s equity awards granted prior to July 2022. The C&L Committee believes that continued vesting was in the best interest of the Company to ensure (i) Mr. Mucci’s continued service as Chairman of the Board and involvement with the Company to facilitate a smooth CEO transition and (ii) the alignment of his compensation to the Company’s performance during the CEO transition period. In approving the continued vesting of certain awards for Mr. Mucci, the C&L Committee consulted with the independent compensation consultant retained by the Committee. The continued vesting is conditioned upon Mr. Mucci’s continuing Board service, and all unvested awards would be forfeited if his Board service ends prior to vesting.

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The amendment affected Mr. Mucci’s equity awards granted in July 2021. Under the original terms of these awards and based on Mr. Mucci’s retirement date of October 14, 2022, Mr. Mucci would not have been eligible to vest in the performance-based RSUs or the final vesting tranches of the time-based RSUs and stock options that were granted in July 2021. His performance-based RSUs granted in July 2021 and amended in October 2022 continued to be subject to the performance conditions and terms pursuant to the original award agreement and subject to one additional year of time-based vesting. The performance-based RSUs will be forfeited if Mr. Mucci’s Board service ends prior to the vesting date. This change was treated as a Type III modification under FASB ASC Topic 718 as the expectation of the achievement of the original service condition related to these awards changed from improbable to probable post-amendment. This change resulted in an incremental fair value of $6,357,544, which is reflected in the Fiscal 2023 Summary Compensation Table within this proxy statement along with the grant-date fair value of his July 2021 equity awards.

Additionally, the amendment impacted Mr. Mucci’s stock options granted in July of 2021, 2020 and 2018 to allow for Mr. Mucci’s continued service as a director of the Company to postpone the commencement of the post-termination exercise period for stock options. This change was treated as a Type I modification under FASB ASC Topic 718 as the expectation of the original service conditions related to these awards were probable pre- and post-amendment. This change resulted in an incremental fair value of $152,035, which is reflected in the Fiscal 2023 Summary Compensation Table within this proxy statement along with the grant-date fair value of his July 2021 and July 2020 stock option awards.

The resulting incremental fair values reflect the fair values of the modified awards as of October 14, 2022 and do not reflect additional grants to Mr. Mucci.

There were no other amendments to Mr. Mucci’s award agreements, payments of cash severance, or other retirement-related benefits approved in connection with the CEO transition during fiscal 2023.

Mr. Mucci began receiving compensation for his services as Chairman of the Board following his retirement as CEO of the Company effective as of October 14, 2022. The Board approved an annual cash retainer set at $195,000, payable in quarterly installments beginning in October 2022. The cash retainer is included in Mr. Mucci’s “All Other Compensation” column of the Fiscal 2023 Summary Compensation Table. Additionally, the Board approved an equity-based compensation structure for Mr. Mucci set at a total value of approximately $200,000, with 50% awarded in the form of stock options and 50% in the form of time-based RSUs, all subject to similar terms and conditions as the July 15, 2022 Board grants. The awards are included in Mr. Mucci’s “Option Awards” and “Stock Awards” columns of the Fiscal 2023 Summary Compensation Table.

For fiscal 2024, the Board approved an annual cash retainer for Mr. Mucci set at $195,000, payable in quarterly installments beginning in October 2023. Additionally for fiscal 2024, the Board approved an equity-based compensation structure for Mr. Mucci set at a total value of approximately $218,000, with 50% awarded in the form of stock options and 50% in the form of time-based RSUs. The Board did not approve any other compensation for Mr. Mucci for fiscal 2024.

Paychex, Inc. 2023 Proxy Statement • 39

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Highlights of Executive Compensation Practices

The Board maintains governance standards and oversight of our executive compensation policies and practices. The following governance practices were in place during fiscal 2023, and these practices, among other elements of our compensation programs, aid in mitigating risk associated with our compensation programs.

WHAT WE DO	WHAT WE DON’T DO
✓ Pay for performance. A significant portion of executive pay is not guaranteed but rather tied to key financial metrics that are disclosed to our stockholders.	× No employment agreements. We do not have employment contracts for our NEOs. Employment of all of our executive officers is “at will.”

✓ Mitigate undue risk in compensation programs. The executive compensation program includes features that reduce the possibility of the NEOs, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of longer-term value.

×  No significant perquisites. The benefits our NEOs receive in the form of health insurance, life insurance, and Company matching contributions to the 401(k) Plan are the same benefits generally available to all our employees.

✓ Balance of short-term and long-term incentives. Our incentive programs are designed to provide an appropriate balance of annual and longer-term incentives.

×  No hedging, pledging or short sales transactions permitted. Our executive officers, including NEOs, and directors are prohibited from engaging in any hedging, pledging, or other similar types of transactions with respect to the Company’s common stock.

✓ Capped award payouts. Amounts or shares that can be earned under the annual incentive program, as well as the time-based stock awards and performance-based stock awards, are capped.	× No dividends or dividend equivalents on unearned performance-based awards. Stock awards do not earn or pay dividends until the shares are earned.

✓ Stock ownership guidelines. There are restrictions on sales of vested awards until a NEO has attained ownership of the Company’s stock as follows: CEO — six times base salary; COO — four times base salary; SVPs — three times base salary; and VPs — two times base salary.

✓ Include double-trigger change in control provisions. Our Change in Control Plan for officers is a “double-trigger” arrangement, requiring change in control and a subsequent termination of employment.

✓ Include recoupment, non-compete, and other forfeiture provisions in our annual incentive program and equity-based compensation agreements. Our annual incentive program and equity-based compensation agreements contain certain recoupment, non-compete, and other forfeiture provisions that will allow the Company to cancel all or any outstanding portion of equity awards and recover the payouts under the annual incentive program, gross value of any vested time-based stock awards, vested performance-based stock awards, or profits from exercises of options.

✓ Utilize an independent compensation consulting firm. The C&L Committee benefits from its utilization of an independent compensation consulting firm, which provides no other services to the Company.

Paychex, Inc. 2023 Proxy Statement • 40

CD&A

Refer to the remainder of this CD&A for a detailed discussion of the overall compensation philosophy, practice, and analysis of elements of the compensation awarded to our NEOs as provided in the Fiscal 2023 Summary Compensation Table included in the Named Executive Officer Compensation section of this proxy statement.

Elements of Compensation

We use a combination of compensation elements, including base salary, annual incentive program, and equity awards delivered under our 2002 Plan. Each element and the related compensation decisions and results for fiscal 2023 are discussed below.

Summary of Fiscal 2023 Elements of Compensation

Compensation Elements	Salary	Annual Incentive Program	Stock Options	Time-Based RSU Awards	Performance-Based RSU Awards
	Fixed	Variable, At-Risk

Recipients	All NEOs

When Granted	Reviewed annually	Annually

Form of Delivery	Cash		Equity

Type of Performance	Short-Term		Long-Term

Performance Period	Ongoing	1-year	Vest ratably over 3 years		2-year performance period followed by 1- year service period

How Payout is Determined	C&L Committee judgment	Quantitative based on achievement against targets; small portion qualitative	Based on stock price on exercise/vest date		Quantitative based on achievement against targets

Performance Metrics	N/A	Service revenue; operating income, net of certain items; and annualized new business revenue	N/A		Service revenue; and operating income, net of certain items

Paychex, Inc. 2023 Proxy Statement • 41

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Fiscal 2023 Compensation Results

Base Salary

We pay base salary to attract talented executives and to provide a fixed base of cash compensation. Base salaries are reviewed annually. Our practice is to make targeted base salary increases as determined necessary based on performance, market information, and scope of responsibilities. For fiscal 2023, all NEO’s (excluding Mr. Mucci) received a base salary increase based on these factors, bringing them closer to our Peer Group. In addition, Mr. Gibson received an increase in base salary upon promotion to President and CEO effective October 14, 2022.

Annual Incentive Program

The annual incentive program was established to motivate NEOs to meet the financial goals set by the Company as presented to its stockholders, while maintaining alignment with stockholders’ interests. Upon achievement of the minimum eligible performance, payouts under our annual incentive program are determined based upon the satisfaction of certain quantitative and qualitative components.

The quantitative component consists of certain predetermined performance targets, which are established at the beginning of each fiscal year and are typically based on the Board-approved fiscal year financial plan. The targets for payout are established by the C&L Committee with consultation of management. The performance targets established are intended to provide a balance between growing revenue and managing expenses. Once a target is determined, it is set for the year and is normally not changed. For extraordinary circumstances, the C&L Committee reserves the right to apply discretion and make changes.

The qualitative component of the annual incentive program consists of individual-specific qualitative goals established at the beginning of the fiscal year based on functions and responsibilities unique to the individual. The CEO can potentially receive up to 20% of base salary, the COO can potentially receive up to 15% of base salary, and all other NEOs can potentially receive up to 10% of base salary. For fiscal 2023, a portion of the NEO’s qualitative goals was based on DE&I and ESG program improvements. The assessment of qualitative goals is subjective and is not always based on quantifiable financial measurements. The C&L Committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of achievement against the pre-established individual goals. At its discretion for fiscal 2023, the C&L Committee individually evaluated each NEO and determined the specific percentage of the qualitative portion to award each NEO as presented on the following page.

The weight given each quantitative performance target is determined by the C&L Committee when the targets are established, and this weight varies for each NEO based on the individual’s position. Each of the performance targets applicable to an NEO’s annual incentive program provide the NEO an opportunity to earn a percentage of their annualized base salary based on achievement at threshold, target, and maximum. The total percentage of base salary for all performance measures that the NEOs have the opportunity to earn are as follows:

	Quantitative Component			Qualitative Component
Position	Threshold	Target	Maximum
CEO	55.0%	130.0%	205.0%	20.0%
COO	47.5%	110.0%	172.5%	15.0%
SVP-Sales	47.5%	105.0%	162.5%	10.0%
SVP-Other	40.0%	90.0%	140.0%	10.0%
VP	25.0%	60.0%	95.0%	10.0%

Thresholds are set as the floor with any achievement below threshold resulting in no payout for the respective performance metric. Maximums are set as a ceiling on the amount of payout a NEO can receive for each performance metric.

Paychex, Inc. 2023 Proxy Statement • 42

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The performance metrics for the fiscal 2023 annual incentive program for the NEOs were established as follows:

	Fiscal 2023 Year-over-Year Growth Rates			% of Plan Dollars

Bonus Objectives(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	Achievement as a % of Target
Service revenue	2.6%	6.8%	9.0%	96.0%	100.0%	102.0%	100.9%
Operating income, net of certain items(2)	2.9%	7.1%	9.3%	96.0%	100.0%	102.0%	101.2%
Annualized new business revenue(3)	2.0%	7.0%	10.9%	95.3%	100.0%	103.7%	103.5%

(1)

The annual incentive program allows for certain adjustments to metrics as reported in our consolidated financial statements. The acquisition component of service revenue is included up to a maximum of 2% of service revenue at target.

(2)	Operating income, net of certain items, is a non-GAAP measure. Refer to “Paychex, Inc. Non-GAAP Financial Measures” in Appendix A for a discussion of this non-GAAP measure.

(3)

Annualized new business revenue is the approximate amount of revenue to be earned over the first twelve-month period, from the sale in the current fiscal year, of certain management solutions; and professional employee organization and insurance solutions to new clients and new product sales to existing clients. This measure is not directly calculated from our audited financial statements, as reported service revenue also includes recurring revenue from pre-existing clients. This metric is set to provide incentive for executives to strive to exceed the target, given the relationship to recurring revenue.

Each performance objective, along with the target percentage of base salary that can be earned for that metric, and the actual payout percentage is set forth below for our NEOs (excluding Mr. Mucci, whose award was forfeited upon his retirement as CEO of the Company on October 14, 2022), in accordance with calculations per the program:

	Mr. Gibson(1)		Mr. Rivera and Mr. Gioja		Mr. Bottini		Ms. Schaeffer

Bonus Objectives	% of Base Salary at Target	% of Base Salary Achieved(2)	% of Base Salary at Target	% of Base Salary Achieved(2)	% of Base Salary at Target	% of Base Salary Achieved(2)	% of Base Salary at Target	% of Base Salary Achieved(2)
Service revenue	35.9%	45.9%	30.0%	39.0%	25.0%	31.1%	20.0%	25.9%
Operating income, net of certain items(3)	35.9%	69.0%	35.0%	45.5%	25.0%	33.3%	28.0%	35.2%
Annualized new business revenue(4)	51.7%	57.0%	25.0%	36.8%	55.0%	83.4%	12.0%	21.4%
Total quantitative annual incentive	123.5%	171.9%	90.0%	121.3%	105.0%	147.8%	60.0%	82.5%
Qualitative(5)	18.3%	18.7%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%
Total	141.8%	190.6%	100.0%	131.3%	115.0%	157.8%	70.0%	92.5%

(1)

Mr. Gibson was eligible to receive an award with a target of 150% of his base salary for the portion of the fiscal year he served as the Company’s President and CEO upon the same performance metrics established for Mr. Mucci for fiscal 2023. For the portion of fiscal 2023 in which Mr. Gibson served as President and COO, he was eligible to receive an award with an annual incentive target of 125% of his base salary upon the same performance metrics established for him for fiscal 2023. Mr. Gibson’s percentages are calculated based on the on pro-rata share of time spent as CEO and COO.

(2)

If the actual achievement under a given performance metric is between two thresholds (e.g., between threshold and target or between target and maximum), then the percentage of base salary achieved would be calculated based on a straight-line interpolation of the achievement level above threshold or target, as appropriate, for such performance metric.

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(3)	Operating income, net of certain items, is a non-GAAP measure. Refer to “Paychex, Inc. Non-GAAP Financial Measures” in Appendix A of this proxy statement for a discussion of this non-GAAP measure.

(4)

Annualized new business revenue is the approximate amount of revenue to be earned over the first twelve-month period, from the sale in the current fiscal year, of certain management solutions; and professional employee organization and insurance solutions to new clients and new product sales to existing clients. This measure is not directly calculated from our audited financial statements, as reported service revenue also includes recurring revenue from pre-existing clients. This metric is set to provide incentive for executives to strive to exceed the target, given the relationship to recurring revenue.

(5)

The NEOs have an opportunity to earn a percentage of base salary based on individual-specific qualitative goals related to the functions and responsibilities unique to the individual. The C&L Committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of achievement against the pre-established individual goals.

The actual achievement translated to the incentive payments for our NEOs (excluding Mr. Mucci, whose award was forfeited upon his retirement as CEO of the Company on October 14, 2022) is as follows:

	Annualized Base Salary(1)	Minimum Potential Payout(2)	Maximum Potential Payout(2)	% of Base Salary Achieved	Actual Incentive Compensation Earned(3)
John B. Gibson(4)	$750,000	—	$1,612,500	190.6%	$1,429,782
Efrain Rivera	$575,000	—	$862,500	131.3%	$755,115
Mark A. Bottini	$530,000	—	$914,250	157.8%	$836,424
Michael E. Gioja	$550,000	—	$825,000	131.3%	$722,284
Stephanie L. Schaeffer	$375,000	—	$393,750	92.5%	$346,910

(1)

This represents the NEO’s annualized base salary as of May 31, 2023, except for Mr. Gibson as described in footnote 4. It may differ from base salary paid for fiscal 2023 reflected in the Fiscal 2023 Summary Compensation Table, which is contained in the Named Executive Officer Compensation section of this proxy statement, due to timing of salary increases, start dates, etc.

(2)

These columns represent the range of payout that each NEO has the opportunity to earn. The minimum potential payout indicates that no payout is earned if achievement is below threshold. The maximum potential payout is based on the percentage of base salary that each NEO can earn for maximum achievement.

(3)

Actual incentive compensation earned is calculated as annualized base salary multiplied by the percentage of base salary achieved and is provided in the Fiscal 2023 Summary Compensation Table, which is contained in the Named Executive Officer Compensation section of this proxy statement.

(4)	Mr. Gibson’s calculated amounts are based on the on the performance metrices applicable and a pro-rata share of time spent as CEO and COO.

Equity-Based Compensation

To align our NEOs’ interests with the long-term interests of our stockholders, we grant equity awards under the 2002 Plan. Annual grants of equity awards to the NEOs are approved during the regularly scheduled meeting of the C&L Committee in July after the release of our fiscal year-end earnings and upcoming fiscal year financial guidance. Our trading black-out period normally lifts on the third business day following such release of information. The C&L Committee anticipates continuing its granting practice. The C&L Committee may also grant equity awards to individuals upon hire or promotion to executive officer positions. These equity awards are not granted during any trading black-out periods. Recipients are notified shortly after C&L Committee approval of their grant, noting the number of stock options, shares of time-based stock, target performance-based stock awards and goals, the vesting schedule, and exercise price. Any sales restrictions or other terms of the award are also communicated at that time.

Annually, the C&L Committee reviews the NEO compensation of our Peer Group to determine the desired pay range for our officers. See the “Compensation Decision Process” section later in this CD&A for further information on the Committee’s process for determining total compensation, including equity awards. This review, along with each officer’s individual performance and potential, determine the total compensation. The quantity of equity awards is based on an estimated total value as determined by the C&L Committee in conjunction with its total compensation review and evaluation.

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In July 2022, the C&L Committee made an annual equity grant to our NEOs that was a blend of stock options, time-based RSUs and performance-based RSUs. The award value was split as follows:

This annual distribution provides for 50% of the total equity-based compensation value to be performance-based RSUs with opportunity based on stock-price appreciation, consistent with the C&L Committee’s total compensation determination. For our July 2022 annual grants, the fair value of awards at the time of grant was: $7,125,024 for the former CEO; $1,999,961 for the former COO; $1,949,914 for the CFO; $1,600,054 for the SVP-Sales; $1,700,039 for the SVP-IT and PD; and $775,058 for the VP, Chief Legal and Ethics Officer. In October 2022, the C&L Committee granted additional equity awards to the former COO upon his promotion to CEO, with a total fair value at the time of grant of $2,499,950. The estimated total value of the equity-based compensation was increased in the fiscal year ended May 31, 2021 to adjust the compensation closer to market based on benchmarking analysis against our Peer Group and to better align internal pay equity. See further discussion under the “Peer Group” section within this CD&A.

The following equity-based compensation was granted in fiscal 2023 for our NEOs (including Mr. Mucci, whose July 2022 annual grant was forfeited upon his retirement as CEO of the Company on October 14, 2022):

NEO	Performance-Based RSU Awards (at Target)(1)	Stock Option Awards(2)	Time-Based RSU Awards(3)
John B. Gibson	23,620	42,439	7,141
Efrain Rivera	8,956	21,405	3,391
Mark A. Bottini	7,349	17,563	2,783
Michael E. Gioja	7,808	18,661	2,957
Stephanie L. Schaeffer	3,560	8,507	1,348
Martin Mucci(4)	32,726	78,211	12,391

(1)

Performance-based RSU awards are subject to a two-year performance period with full vesting provided after an additional one-year service period (i.e., total of three years). In the event of retirement after the first anniversary of the grant date, the NEO will earn shares on the normal vesting date without having to fulfill the one-year service requirement. If the retirement is prior to the end of the performance period, a pro-rata payment of the final determined share payout will be earned on the normal vesting date, based on the ratio of the number of days from the beginning of the performance period through the retirement date to the total number of days in the performance period. Retirement eligible means the executive is age 60 or older with 10 or more years of service.

(2)

Stock option awards vest one-third per year over three years and have a term of 10 years. In the event of retirement on or after the one-year anniversary of the grant date, the next two installment scheduled to vest will vest in accordance with the terms of the award agreement. Retirement eligible means the executive is age 60 or older with 10 or more years of service.

(3)

Time-based RSU awards vest one-third per year over three years. In the event of retirement on or after the one-year anniversary of the grant date, the next two installments scheduled to vest will vest in accordance with the terms of the award agreement. Retirement eligible means the executive is age 60 or older with 10 or more years of service.

(4)

This table does not reflect the equity awards that Mr. Mucci received upon becoming the Chairman of the Board effective October 14, 2022, which were discussed previously in “Chairman Compensation” under “Summary of Mr. Mucci’s Fiscal 2023 Compensation Arrangements.”

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CD&A

Prior Performance Stock Awards

Prior performance-based stock awards were designed to provide variable compensation that focused on longer-term results. Performance-based stock awards had a two-year performance period to determine the number of stock awards (restricted shares or restricted stock units) to be issued. The NEO was generally required to serve for one additional year for the restrictions to lapse. We began using restricted stock units to settle performance-based stock awards in the fiscal year ended May 31, 2020 for NEOs who were retirement eligible, which means the NEO is age 60 or older with 10 or more years of service. As described above, for fiscal 2023, we changed to granting performance-vesting RSUs to all NEOs, which are subject to a two-year performance period with full vesting provided after an additional one-year service period (i.e., total of three years).

The performance targets as approved by the Board for performance-based stock awards are based on service revenue and operating income, net of certain items, as projected in the strategic planning process. The C&L Committee established performance targets intended to be appropriately challenging at all levels, including the threshold level, but attainable with increasing difficulty for each level beyond threshold. The threshold level was expected to be appropriately challenging but achievable under normal circumstances. The target level would be achieved if the Company performed as expected under our strategic plan for the two-year period. The maximum level would be achievable only with exceptional performance.

The two-year performance period for performance-based stock awards granted in July 2021 was completed at the end of fiscal 2023. The shares earned were at maximum achievement based on achievement against pre-established targets for the performance period as follows:

Performance Goal ($ In Millions)	Two-Year Performance Targets Established			Actual Achievement
	Threshold	Target	Maximum	($)	% of Target
Service revenue(1)	$8,389	$8,830	$9,096	$9,461	107%
Operating income, net of certain items(2)	$3,138	$3,304	$3,403	$3,716	113%
Percent of plan	95%	100%	103%
Payout as a percent of target	60%	100%	150%		150%

(1)

Service revenue as calculated under the performance share agreement allows for 2% of total service revenue to be delivered from acquisitions during the performance period. Refer to Appendix B for a description of this non-GAAAP measure and a reconciliation of service revenue as calculated for the performance period to service revenue reported in our consolidated financial statements.

(2)

Operating income, net of certain items, is a non-GAAP measure. Refer to “Paychex, Inc. Non-GAAP Financial Measures” in Appendix A of this proxy statement for a discussion of non-GAAP measures. In addition, this measure as calculated under the performance share agreement excludes the impact of business acquisitions and other unusual items during the performance period. Refer to Appendix B for a description of this non-GAAP measure and a reconciliation of the amount for the performance period to the most comparable GAAP measure of operating income.

Stock Ownership Guidelines

The C&L Committee has established stock ownership guidelines. The requirements for fiscal 2023 are as follows:

Position	Requirement
CEO	6X base salary
COO	4X base salary
SVPs	3X base salary
VPs	2X base salary

For any awards granted after July 2011, there are restrictions on sales of such vested awards until the officer has attained the applicable stock ownership level. The ownership guidelines were established to provide long-term alignment with stockholders’ interests. For the purposes of achieving the ownership guidelines, unvested stock and stock units awarded to the executive officers are included. All officers are currently compliant with the guidelines.

Paychex, Inc. 2023 Proxy Statement • 46

CD&A

Prohibition on Hedging or Speculating in Company Stock

NEOs, along with all employees of the Company, must adhere to strict standards with regards to trading in Paychex stock. Also, we prohibit executive officers from hedging Paychex stock. They may not, among other things:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Pledging of Company Stock

We maintain a pledging policy for all Paychex directors, officers, and employees that prohibits new pledging of Company securities for any purpose. Our pledging policy is posted on our website at https://investor.paychex.com/corporate-governance/governance-documents.

Recoupment, Non-Compete, and Other Forfeiture Provisions

We retain the right to claw back any incentive payment or award under any policy adopted by the Company implementing Section 10D of the Exchange Act and any regulations promulgated or national securities exchange listing conditions adopted with respect thereto. In the annual incentive program, we retain the right to recoup all or a portion of the payouts made under the annual incentive program if those payouts were based on financial statements that are subsequently subject to restatement and where fraud or misconduct was involved. We will, to the extent permitted by governing law, require reimbursement of a portion of any compensation received where:

•	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement;

•	the participant engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement; and

•	a lower payment would have been made based upon the restated financial results.

In each such instance, we will, to the extent practicable, seek to recover the amount by which the individual participant’s compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Our equity-based compensation agreements state that following termination of employment, certain benefits (including equity-based compensation) will be forfeited if the NEO engages in activities adverse to the Company. These activities include:

•	competition with the Company during a specified period after termination of employment;

•	solicitation of the Company’s clients or employees during a specified period after termination of employment;

•	breach of confidentiality either during or after employment; or

•	engaging in conduct which is detrimental to the Company during the NEO’s employment with the Company.

Should any of these activities occur, we may cancel all or any outstanding portion of the equity awards subject to this provision and recover the gross value of any vested time-based stock awards and vested performance-based stock awards, including all dividends and dividend equivalents. In the case of non-qualified stock options, we may suspend the NEO’s right to exercise the option and/or may declare the option forfeited. In addition, we may seek to recover all profits from certain prior exercises as liquidated damages and pursue other available legal remedies.

Perquisites

Our NEOs receive benefits in the form of vacation, health insurance, life insurance, Company matching contributions to the 401(k) Plan when such contributions are in effect, and other benefits, which are generally

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CD&A

available to all our employees. We do not provide our NEOs with pension arrangements, post-retirement health coverage, or other similar benefits, with the exception of access to a non-qualified and unfunded deferred compensation plan.

Deferred Compensation

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. The deferred compensation plan is intended to supplement the NEO’s 401(k) Plan account. Due to limitations on the 401(k) Plan accounts placed by the Internal Revenue Service, this plan allows for further savings toward retirement for the NEOs and functions similarly to the 401(k) Plan account. Refer to the “Non-Qualified Deferred Compensation” discussion included in the Named Executive Officer Compensation section of this proxy statement for more information on how our deferred compensation plan functions.

Change in Control Plan

Executives of the Company are covered by a Change in Control Plan. Upon involuntary termination by the Company without cause or a voluntary termination by the participant for good reason, within 12 months following a change in control, the executive becomes entitled to certain severance benefits. Such severance benefits are conditioned upon the execution of a general release in favor of the Company.

Cause means the participant’s dereliction of duty to the Company, conviction for a felony, or willful misconduct that has a substantial adverse effect on the Company. Good reason means a significant change to the duties, authority, or position that were assigned immediately before the change in control including: the reduction in or removal of any material duties, authority, or position within the Company; assignment of duties inconsistent with the participant’s position, authorities, or responsibilities; material reduction to base salary, annual incentive, or other elements of total compensation; relocation of the participant’s principal workplace to an area outside of a 50-mile-radius, or the failure of a successor company to assume or adopt the Change in Control Plan. Refer to the “Potential Payments upon Termination or Change in Control” discussion within the Named Executive Officer Compensation section of this proxy statement for further information.

Compensation Decision Process

Role of the Compensation Consultant

As outlined in its charter, the C&L Committee has the authority to retain consultants and advisers, at the Company’s expense, to assist in the discharge of the committee’s duties. The C&L Committee can retain and dismiss such consultants and advisers at any time. The consultants report directly to the committee and have direct access to the committee through the C&L Committee’s Chair. The C&L Committee requires that any consultant it retains cannot be utilized by management for other purposes. Although management, particularly the VP, Chief Human Resources Officer, may work closely with the consultant, the consultant is ultimately accountable to the C&L Committee on matters related to executive compensation.

The C&L Committee retains the services of Frederic W. Cook & Co. (“FW Cook”) as its independent compensation consultant. FW Cook has not provided any other services to the Company prior to or subsequent to being retained as the compensation consultant to the C&L Committee. The C&L Committee was solely responsible for the decision to retain FW Cook as its consultant. FW Cook advises the C&L Committee on matters of NEO compensation, assists with analysis and research, and provides updates on evolving best practices in compensation. While FW Cook may express an opinion on compensation matters, the C&L Committee is solely responsible for setting the type and amount of compensation for NEOs.

The C&L Committee recognizes that it is essential to receive objective advice from its compensation consultant. The C&L Committee closely examines the procedures and safeguards that FW Cook takes to ensure that the compensation consulting services are objective. The C&L Committee has assessed the independence of FW Cook

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CD&A

pursuant to SEC rules and concluded that FW Cook’s work for the C&L Committee does not raise any conflict of interest. In making this assessment, the following factors were taken into consideration:

•	that the compensation consultant reports directly to the C&L Committee, and the C&L Committee has the sole power to terminate or replace its compensation consultant at any time;

•	the compensation consultant does not provide any other services to the Company;

•	whether aggregate fees paid by the Company to the compensation consultant, as a percentage of the total revenue of the compensation consultant, are material to the compensation consultant;

•	the compensation consultant’s policies and procedures designed to prevent conflicts of interest;

•	any business or personal relationships between the compensation consultant, on one hand, and any member of the C&L Committee or executive officer, on the other hand; and

•	whether the compensation consultant owns any shares of the Company’s stock.

Role of Compensation and Leadership Committee and Management

As part of the C&L Committee’s responsibility to evaluate and determine NEO compensation, on an annual basis the C&L Committee:

•	reviews the companies in our Peer Group for any changes;

•	reviews base salaries for adjustments, if any;

•	establishes and approves the performance targets and payouts under incentive-based programs and awards; and

•	grants equity awards under our 2002 Plan.

The C&L Committee continues to review each of the elements of compensation annually to ensure that compensation is appropriate and competitive to attract and retain a high-performing executive team. The C&L Committee targets to maintain performance-based pay as a percentage of total target compensation of over 70% for the CEO and over 60% for the other NEOs. Additionally, the C&L Committee targets the value of long-term compensation to be approximately 70% for the CEO and 50% for the other NEOs.

The C&L Committee, in making its decisions, targets an equitable mix of compensation. It utilizes various sources of information to evaluate our NEO compensation, including, but not limited to:

•	compensation consultant reports and analyses;

•	benchmarking information with NEOs at Peer Group companies for all compensation elements; and

•

internal management reports including a three-year history of total compensation for all officers and a summary for the upcoming fiscal year of total cash compensation and equity awards for all officers.

The C&L Committee strives for our NEOs’ compensation to be in line with our Peer Group. The information provided by the compensation consultant indicates whether our compensation package, if target performance is achieved, is comparable to the median compensation of our Peer Group, given current competitive practices, overall best practices, and other compensation and benefit trends.

Management reports are used to evaluate compensation recommendations and the impact to total compensation for each individual. They are also used to view a complete picture of the trend of compensation to executive officers, both as a team and as individuals. This facilitates discussion that more accurately details individual officer compensation, noting differences that reflect officer tenure, performance, and position in the management structure.

The C&L Committee uses these management updates along with peer information, where available, as tools to evaluate executive compensation. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and the C&L Committee’s compensation decisions.

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CD&A

Our CEO and our VP, Chief Human Resources Officer provide recommendations to the C&L Committee on design elements for compensation. These individuals, and from time to time invited guests including other officers, will attend the meetings of the C&L Committee to present and respond to questions on current or proposed plan design. Annually, our CEO reviews achievement of the recently completed fiscal year’s plan and presents recommendations regarding: salary for each of the NEOs (other than himself), the upcoming fiscal year’s annual incentive program structure, and equity awards. Management is excluded from executive sessions of the C&L Committee where final decisions on compensation are made, particularly those on our CEO’s performance and compensation. Executive sessions occur at each meeting of the C&L Committee.

Peer Group

In addition to many other factors that affect compensation decisions, the C&L Committee takes into account the compensation practices of our Peer Group, where available, in formulating our compensation program. The C&L Committee assesses total compensation at the median of the Peer Group, even though Paychex performs above the median of its Peer Group in certain financial categories as shown in the charts that follow. Peer Group comparisons were available for the positions of CEO and CFO, and both Mr. Gibson and Mr. Rivera have total compensation that falls below the median total compensation of the Peer Group. For the remaining NEOs (excluding Mr. Mucci), compensation was compared to the average NEO compensation, excluding the CEO and CFO positions, for the Peer Group. These results were below the median total compensation of our Peer Group. Peer Group benchmarking is not the sole determining factor in the C&L Committee’s decisions on compensation, and the C&L Committee reserves the discretion to adjust compensation based on other factors as previously discussed. The Peer Group companies are not necessarily limited to the markets in which Paychex does business. The Peer Group companies were selected based upon the following criteria: comparable business model, company size including revenues and earnings, executive talent sources, competition for investor capital, companies considered by our investors to be our peers, and overall reasonableness. The Peer Group is comprised of the following industries or segments: a direct competitor in the HCM industry, financial transaction management companies, and business services and outsourcing companies.

Our Peer Group used for evaluating executive compensation for fiscal 2023 consisted of the following companies:

Peer Group
Automatic Data Processing, Inc.	Global Payments Inc.
Bread Financial Holdings, Inc.	H&R Block, Inc.
Broadridge Financial Solutions, Inc.	Intuit, Inc.
Equifax, Inc.	Moody’s Corporation
Fiserv, Inc.	TransUnion
FleetCor Technologies, Inc.	Verisk Analytics, Inc.
Gartner, Inc.	The Western Union Company

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CD&A

(1)	Based on each Peer-Group company’s fiscal-year 2022 results.

The C&L Committee annually reviews and approves the selection of Peer Group companies, adjusting the group from year to year based upon our business and changes in the Peer Group companies’ business or the comparability of their metrics. The Peer Group may also be adjusted in the event of mergers, acquisitions, or other significant economic changes. The Peer Group used to determine fiscal 2023 compensation was not adjusted from the prior year.

CEO Compensation

It is the responsibility of the C&L Committee to evaluate Mr. Gibson’s performance annually and determine his total compensation. Mr. Gibson receives compensation based on his leadership role and the overall performance of the Company. Mr. Gibson’s compensation for fiscal 2023 as reflected in the Fiscal 2023 Summary Compensation Table, included in the Named Executive Officer Compensation section of this proxy statement, is as follows:

•	Salary of $750,000 for fiscal 2023, based on the pro-rata share of time spent as CEO and COO;

•	Payout under the annual incentive program at 133% of target based on the pro-rata share of time spent as CEO and COO; and

•

Aggregate annual equity award grants comprised of 23,620 performance-based stock awards at target with a grant-date fair value of $2,499,969, 42,439 stock options with vesting pro-rata over three years with a grant-date fair value of $1,200,009, and 7,141 shares of time-based stock awards with vesting pro rata over three years with a grant-date fair value of $799,933.

Mr. Gibson’s total compensation for fiscal 2023 remained below the median when compared to that of the CEOs within our Peer Group.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Gibson, our CEO, to the annual total compensation of our median employee. These rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure.

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CD&A

To identify the median employee for fiscal 2023, we took the following steps:

•

We identified our global employee population of approximately 16,200 employees, excluding our CEO, who were employed by us on March 1, 2023. Our employees are primarily located in the U.S. and we included all employees, whether employed on a full-time, part-time, or seasonal basis;

•	As permitted by the SEC’s “de minimis” exemption, we adjusted our global employee population to exclude employees from certain jurisdiction outside of the U.S. (216 in Germany and 199 in Denmark);

•

We identified the median employee by examining the previous 12-month period of total compensation for our adjusted global employee population, excluding our CEO, who were employed by us on March 1, 2023; and

•

We did not make any assumptions, adjustments, or estimates with respect to the total compensation, however we did annualize the compensation for any full-time or part-time employees that were not employed by us for the entire 12-month period.

We calculated total annual compensation for fiscal 2023 for the median employee using the same methodology we used for our NEOs as set forth in the 2023 Summary Compensation Table later in this proxy statement.

Because Messrs. Mucci and Gibson each served as CEO for part of fiscal 2023, we calculated the total annual compensation for fiscal 2023 for the CEO by annualizing the portion of Mr. Gibson’s annual total compensation from the Fiscal 2023 Summary Compensation Table for his service as CEO starting on October 14, 2023.

The table below sets forth comparative information regarding: (A) the total annual compensation of our CEO for fiscal 2023; (B) the median of the total annual compensation of all other employees of the Company, excluding employees of certain non-U.S. jurisdictions and our CEO, for fiscal 2023; and (C) the ratio of the CEO total annual compensation to the median of the total annual compensation of all other employees, excluding employees of certain non-U.S. jurisdictions and our CEO:

Mr. Gibson, our CEO, total annual compensation (A)	$6,989,857

Median employee total annual compensation, excluding employees of certain non-U.S. jurisdictions and our CEO (B)	$ 69,165

Ratio of CEO to median employee compensation (C)	101:1

Impact of the Internal Revenue Code

Section 162(m) generally limits the deductibility of compensation for “covered employees,” which include our NEOs, to $1,000,000 per year. The C&L Committee reserves the right to award compensation that is not fully deductible under Section 162(m).

The Compensation and Leadership Committee Report

The C&L Committee has reviewed and discussed the Compensation Discussion and Analysis included in the proxy statement with management. Based on such review and discussion, the C&L Committee recommends to the Board that the Compensation Discussion and Analysis be included in the proxy statement and the Company’s Form 10-K for fiscal 2023.

The Compensation and Leadership Committee:

        Joseph M. Tucci, Chair

        David J. S. Flaschen

        Pamela A. Joseph

        Joseph M. Velli

Paychex, Inc. 2023 Proxy Statement • 52

NEO Compensation

NAMED EXECUTIVE OFFICER COMPENSATION

Fiscal 2023 Summary Compensation Table

The table below presents the total compensation for each of the NEOs.

Name and Principal Position (a)	Fiscal Year (b)	Salary (c)	Bonus (d)	Stock Awards (e)	Option Awards (f)	Non-Equity Incentive Plan Compensation (g)	All Other Compensation (h)	Total (i)

John B. Gibson President and CEO	2023	$730,673	$—	$3,299,902	$1,200,009	$1,429,782	$19,814	$6,680,180
	2022	$557,154	$—	$1,563,543	$534,512	$948,700	$15,405	$3,619,314
	2021	$449,231	$—	$805,521	$538,009	$713,213	$5,931	$2,511,905

Efrain Rivera Senior Vice President and CFO	2023	$575,000	$—	$1,364,915	$584,999	$755,115	$14,595	$3,294,624
	2022	$567,308	$—	$1,467,922	$485,788	$862,500	$14,780	$3,398,298
	2021	$471,692	$—	$984,493	$657,572	$748,873	$9,784	$2,872,414

Mark A. Bottini Senior Vice President of Sales	2023	$526,692	$—	$1,120,057	$479,997	$836,424	$15,038	$2,978,208
	2022	$504,615	$—	$1,190,257	$393,889	$879,750	$14,957	$2,983,468
	2021	$426,769	$—	$805,521	$538,009	$735,500	$10,525	$2,516,324

Michael E. Gioja Senior Vice President of Information Technology and Product Development	2023	$546,692	$—	$1,190,034	$510,005	$722,284	$17,363	$2,986,378
	2022	$525,385	$—	$1,269,528	$420,148	$795,000	$16,961	$3,027,022
	2021	$449,231	$—	$805,521	$538,009	$713,213	$15,669	$2,521,643

Stephanie L. Schaeffer Vice President, Chief Legal and Ethics Officer, and Secretary	2023	$370,865	$—	$542,562	$232,496	$346,910	$12,585	$1,505,418

Martin Mucci(1) Chairman and former CEO	2023	$454,808	$—	$10,441,146	$3,393,468	$—	$152,750	$14,442,172
	2022	$1,063,461	$—	$5,653,529	$1,870,969	$2,418,750	$18,317	$11,025,026
	2021	$898,462	$—	$3,952,973	$2,640,232	$2,117,565	$18,015	$9,627,247

(1)

Mr. Mucci retired from his position as CEO effective October 14, 2022 and retained his role as Chairman of the Board. In accordance with applicable SEC rules, the Fiscal 2023 Summary Compensation Table includes the compensation he received as Chairman of the Board for services provided after October 14, 2022, as well as the Stock Awards and Option Awards that he received in July 2022, which were forfeited upon his retirement as the CEO of the Company.

Salary (Column (c))

The amounts reported in this column reflect the base salary paid to the NEOs during the fiscal year.

Stock Awards (Column (e))

The amounts in this column reflect the aggregate grant-date fair value of time-based stock awards and performance-based stock awards granted during the respective fiscal years and were computed in accordance with FASB ASC Topic 718. The amounts do not reflect whether the recipient has actually realized a financial gain from such awards (such as a lapse in the restrictions on a stock award). The fair value per share of the time-based stock

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NEO Compensation

awards and performance-based stock awards were determined based on the closing price of the underlying common stock on the date of grant, adjusted for the present value of expected dividends over the applicable performance period for performance-based stock awards. For additional information about the assumptions used in these calculations, see Note E, “Stock-Based Compensation Plans,” to our audited consolidated financial statements for the fiscal year ended May 31, 2023 included in our Form 10-K for such fiscal year.

The amount reported for Mr. Mucci for fiscal 2023 is the sum of: $4,987,517, reflecting the aggregate grant-date fair values of time-based RSUs and performance-based RSUs granted in July 2022 that were forfeited upon his retirement as CEO of the Company effective in October 2022; $100,018, reflecting the grant-date fair value of time-based RSUs granted in October 2022 relating to director compensation for his continuing service as Chairman of the Board; and $5,353,611, reflecting the aggregate incremental fair values resulting from the October 2022 amendment to certain time-based RSUs and performance-based RSUs that were granted prior to fiscal 2023. For more information on the terms of the amendment refer to the Compensation Discussion and Analysis section of this proxy statement.

Performance-based stock awards are reflected in the Fiscal 2023 Summary Compensation Table assuming target achievement at the date of grant. The grant-date fair value of these awards at target achievement and at maximum achievement is as follows:

	Fiscal 2023		Fiscal 2022		Fiscal 2021(1)

	Target	Maximum	Target	Maximum	Target	Maximum
John B. Gibson	$2,499,969	$3,749,954	$741,704	$1,112,557	$—	$—
Efrain Rivera	$974,950	$1,462,425	$784,127	$1,176,191	$—	$—
Mark A. Bottini	$800,012	$1,200,018	$635,808	$953,712	$—	$—
Michael E. Gioja	$849,979	$1,274,969	$678,124	$1,017,185	$—	$—
Stephanie L. Schaeffer(2)	$387,542	$581,313
Martin Mucci(3)	$3,562,552	$5,343,828	$3,019,981	$4,529,971	$—	$—

(1)

Performance-based stock awards were not granted to our NEOs in fiscal 2021 due to the uncertainty surrounding the economic environment as a result of the COVID-19 pandemic and the inability to set reasonable two-year performance goals.

(2)	Ms. Schaeffer was not an NEO for fiscal 2022 or 2021.

(3)

Reflects Mr. Mucci’s July 2022 performance-based RSU award for the fiscal 2023 columns, which was forfeited upon his retirement as CEO of the Company on October 14, 2022. The incremental fair value of Mr. Mucci’s modified July 2021 performance-based RSU award as of October 14, 2022 of $4,502,912, which is included in the Fiscal 2023 Summary Compensation Table at maximum achievement, is not included in this table.

The annual performance-based stock awards have a two-year performance period, followed by an additional year of service required (i.e., total of three years). The fair value of these awards is determined based on the closing price of the underlying common stock on the date of grant, adjusted for the present value of expected dividends over the performance period, as dividends are not earned during the two-year performance period.

Refer to the Grants of Plan-Based Awards for Fiscal 2023 table included in this proxy statement for further information on time-based RSUs and performance-based RSUs granted in fiscal 2023.

Option Awards (Column (f))

The amounts in this column reflect the grant-date fair value of stock options granted during the respective fiscal years and were computed in accordance with FASB ASC Topic 718. The amounts do not reflect whether the recipient has actually realized a financial gain from such awards (such as by exercising stock options). The per share fair values of the stock options were determined using a Black-Scholes option pricing model. For additional information about the assumptions used in these calculations, see Note E, “Stock-Based Compensation Plans,” to our audited consolidated financial statements for the fiscal year ended May 31, 2023 included in our Form 10-K for such fiscal year.

Paychex, Inc. 2023 Proxy Statement • 54

NEO Compensation

The amount reported for Mr. Mucci for fiscal 2023 is the sum of: $2,137,507, reflecting the grant-date fair value of stock options granted in July 2022 that were forfeited upon his retirement as CEO of the Company effective in October 2022; $99,993, reflecting the grant-date fair value of stock options granted in October 2022 relating to director compensation for his continuing service as Chairman of the Board; and $1,155,968, reflecting the aggregate incremental fair values resulting from the October 2022 amendment to certain stock option awards that were granted prior to fiscal 2023. For more information on the terms of the amendment refer to the Compensation Discussion and Analysis section of this proxy statement.

Refer to the Grants of Plan-Based Awards for Fiscal 2023 table included in this proxy statement for further information on stock options granted in fiscal 2023.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts in this column are the amounts earned under the annual incentive program. These amounts were paid in July following the applicable fiscal year end. Refer to the discussion in the CD&A “Elements of Compensation” subsection “Annual Incentive Program” for information on performance targets and achievement against those targets to determine the amount earned under this program for fiscal 2023. Mr. Mucci forfeited his award under the annual incentive program upon his retirement as CEO of the Company during fiscal 2023.

All Other Compensation (Column (h))

The amounts reported in this column reflect the Company matching contributions under the 401(k) Plan. The amount reported for Mr. Mucci for fiscal 2023 also includes total cash compensation of $146,250 for his services as Chairman of the Board, which was paid in quarterly installments following his retirement as CEO on October 14, 2022.

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NEO Compensation

Grants of Plan-based Awards for Fiscal 2023

The table below presents estimated possible payouts under the Company’s annual incentive program for fiscal 2023 based on achievement of performance objectives at various levels for the Company and individual NEOs. It also summarizes equity awards granted during fiscal 2023 to each of the NEOs. This information does not set forth the actual payout awarded to the NEOs for fiscal 2023. For Mr. Mucci, the table below also includes the equity awards granted to him as Chairman of the Board for his services provided after October 14, 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant- Date Fair Value of Stock and Option Awards ($) (m)
Name (a)	Grant Type (b)	Grant Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
John B. Gibson	Annual Incentive Program	7/15/2022	$537,500	$1,075,000	$1,612,500
	Time-Based RSUs	7/15/2022							3,478			$399,970
	Performance-Based RSUs	7/15/2022				5,512	9,186	13,779				$999,988
	Stock Options	7/15/2022								21,954	$115.00	$600,003
	Time-Based RSUs	10/15/2022							3,663			$399,963
	Performance-Based RSUs	10/15/2022				8,660	14,434	21,651				$1,499,981
	Stock Options	10/15/2022								20,485	$109.19	$600,006
Efrain Rivera(1)	Annual Incentive Program	7/15/2022	$287,500	$575,000	$862,500
	Time-Based RSUs	7/15/2022							3,391			$389,965
	Performance-Based RSUs	7/15/2022				5,374	8,956	13,434				$974,950
	Stock Options	7/15/2022								21,405	$115.00	$584,999
Mark A. Bottini(1)	Annual Incentive Program	7/15/2022	$304,750	$609,500	$914,250
	Time-Based RSUs	7/15/2022							2,783			$320,045
	Performance-Based RSUs	7/15/2022				4,409	7,349	11,024				$800,012
	Stock Options	7/15/2022								17,563	$115.00	$479,997
Michael E. Gioja(1)	Annual Incentive Program	7/15/2022	$275,000	$550,000	$825,000
	Time-Based RSUs	7/15/2022							2,957			$340,055
	Performance-Based RSUs	7/15/2022				4,685	7,808	11,712				$849,979
	Stock Options	7/15/2022								18,661	$115.00	$510,005
Stephanie L. Schaeffer	Annual Incentive Program	7/15/2022	$131,250	$262,500	$393,750
	Time-Based RSUs	7/15/2022							1,348			$155,020
	Performance-Based RSUs	7/15/2022				2,136	3,560	5,340				$387,542
	Stock Options	7/15/2022								8,507	$115.00	$232,496
Martin Mucci(1)	Annual Incentive Program(2)	7/15/2022	$806,250	$1,612,500	$2,418,750
	Time-Based RSUs(3)	7/15/2022							12,391			$1,424,965
	Performance-Based RSUs(3)	7/15/2022				19,636	32,726	49,089				$3,562,552
	Stock Options(3)	7/15/2022								78,211	$115.00	$2,137,507
	Time-Based RSUs(4)	10/15/2022							916			$100,018
	Stock Options(4)	10/15/2022								3,299	$109.19	$99,993
	Time-Based RSUs(5)	7/15/2021							7,791			$850,699
	Performance-Based RSUs(5)	7/15/2021				16,871	28,119	42,179				$4,502,912
	Stock Options(5)	7/15/2021								108,086	$112.67	$1,105,478
	Stock Options(5)	7/15/2020								195,428	$73.53	$3,585
	Stock Options(5)	7/11/2018								179,191	$69.54	$46,905

(1)	NEOs deemed retirement eligible with respect to July 2022 grants, subject to the Company’s service requirements.

(2)	Reflects a non-equity grant under the annual incentive program that was forfeited upon Mr. Mucci’s retirement as of October 14, 2022.

(3)	Reflects equity award grants that were forfeited upon Mr. Mucci’s retirement as of October 14, 2022.

(4)	Reflects equity award grants relating to compensation Mr. Mucci received for his services as Chairman of the Board following his retirement as CEO of the Company as of October 14, 2022.

(5)	Reflects equity awards granted prior to fiscal 2023 amended as of October 14, 2022.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns (d), (e), and (f))

The amounts in these columns consist of possible payouts under our annual incentive program for fiscal 2023. The actual amounts earned by each NEO for fiscal 2023 are reported as Non-Equity Incentive Plan Compensation in the Fiscal 2023 Summary Compensation Table. Additional information regarding how the payout amounts under our annual incentive program are determined can be found under the subheading entitled “Annual Incentive Program” in the Compensation Discussion and Analysis Section of this proxy statement.

Paychex, Inc. 2023 Proxy Statement • 56

NEO Compensation

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns (g), (h), and (i))

The amounts in these columns consist of performance-based RSUs granted during fiscal 2023 under the 2002 Plan. The performance-based RSUs have a two-year performance period followed by an additional one-year service requirement (i.e., total of three years). Upon death or disability, a pro-rata portion of the Target number of performance-based RSUs will be received based on the ratio of the number of days from the beginning of the performance period until the date of death or disability to the total number of days in the performance period. For performance-based RSUs, the NEOs do not have voting rights, but after the end of the performance period, the NEOs accrue dividend equivalents on the performance-based RSUs earned, which are paid at the time of vesting. If a retirement eligible NEO retires after the first anniversary of the grant date, the NEO will earn shares on the applicable vesting date without having to fulfill the service requirement. If the retirement is prior to the end of a performance period, a pro-rata payment of the final determined share payout will be earned on the applicable vesting date, based on the ratio of the number of days from the beginning of the performance period through the retirement date to the total number of days in the performance period. Messrs. Mucci, Rivera, Bottini, and Gioja were deemed retirement eligible with respect to their awards. Mr. Mucci forfeited the performance-based RSUs granted to him in July 2022 upon his retirement as CEO of the Company.

All Other Stock Awards: Number of Shares of Stock or Units (Column (j))

The amounts in this column consist of time-based RSUs granted in fiscal 2023 under the 2002 Plan. For the time-based RSUs granted to our executive officers, one-third of time-based RSUs vest annually over a three-year period from the date of grant, provided the executive officer is an employee of the Company on the vesting date. Mr. Mucci also received a grant of time-based RSUs on October 15, 2022 relating to his continuing service as Chairman of the Board. For the time-based RSUs granted to our Board members, time-based RSUs vest on the first anniversary of the date of grant, provided the director is still a member of the Board on the vesting date. Upon death or disability, time-based RSUs fully vest. NEOs and directors do not have voting rights on these awards prior to vesting, but do accrue dividend equivalents which are paid at the time of vesting. If a retirement eligible executive officer retires after the first anniversary of the grant date of a time-based RSUs award, the executive officer receives the next two scheduled vestings. Messrs. Mucci, Rivera, Bottini, and Gioja were deemed retirement eligible with respect to their awards. Mr. Mucci forfeited the time-based RSUs granted in July 2022 upon his retirement as CEO of the Company.

All Other Option Awards: Number of Securities Underlying Options (Column (k))

The amounts in this column consist of time-based stock options granted in fiscal 2023 under the 2002 Plan. These stock options have an exercise price equal to the closing stock price on the date of grant and have a term of ten years. For the stock options granted to our executive officers, the stock options vest one-third per annum over a three-year period from the date of grant, provided the executive officer is an employee of the Company on the vesting date. Mr. Mucci also received a grant of time-based stock options on October 15, 2022 relating to his services as Chairman of the Board on and after such date. For the stock options granted to our Board members, the stock options vest on the first anniversary of the date of grant, provided the director is still a member of the Board on the vesting date. Upon death or disability, all unvested options fully vest. If a retirement eligible executive officer retires after the first anniversary of the grant date, the executive officer receives the next two scheduled vestings. Messrs. Mucci, Rivera, Bottini, and Gioja were deemed retirement eligible with respect to their awards. Mr. Mucci forfeited the stock options granted to him in July 2022 upon his retirement as CEO of the Company.

Grant-Date Fair Value of Stock and Option Awards (Column (m))

The amounts in this column represent the aggregate grant-date fair value of time-based RSUs, performance-based RSUs and stock options granted in fiscal 2023 under the 2002 Plan.

•

The fair values of the time-based RSUs granted to our NEOs in July 2022 and October 2022 were $115.00 per share and $109.19 per share, respectively, and were determined based on the closing price of the underlying common stock on the date of grant.

Paychex, Inc. 2023 Proxy Statement • 57

NEO Compensation

•

The fair value of the time-based RSUs granted to Mr. Mucci in October 2022, relating to director compensation for his continuing services as Chairman of the Board following his retirement as CEO of the Company, was $109.19 per share and was determined based on the closing price of the underlying common stock on the date of grant.

•

The fair values of the performance-based RSUs granted to our NEOs in July 2022 and October 2022 were $108.86 per share and $103.92 per share, respectively and were determined based on the closing price of the underlying common stock on the date of grant, adjusted for the present value of expected dividends over the performance period.

•

The fair values of the stock options granted to our NEOs in July 2022 and October 2022 for service as an executive officer were $27.33 and $29.29, respectively, and were determined using a Black-Scholes option pricing model, applying the following assumptions; risk-free interest rates of 3.1% and 4.3% as of July 15, 2022 and October 15, 2022, respectively; a dividend yield of 2.6%; a stock-price volatility factor of 0.27; and an expected option life of 6.5 years from the date of grant.

•

The fair value of Mr. Mucci’s October 15, 2022 stock option grant, relating to director compensation for his continuing services as Chairman of the Board following his retirement as CEO of the Company, was $30.31 and was based on the Black-Scholes option pricing model, applying the following assumptions; a risk-free interest rate of 4.3%; a dividend yield of 2.6%; a stock-price volatility factor of 0.27; and an expected option life of 7.5 years from the date of grant.

•

The incremental fair values of Mr. Mucci’s time-based RSUs and performance-based RSUs granted in July of 2021 and amended on October 14, 2022, were determined based on the closing price of the underlying common stock on the date of the amendment. For the performance-based RSUs, this closing price was adjusted for the present value of expected dividends over the remaining performance period and the fair value was determined based on maximum achievement.

•

The incremental fair values of Mr. Mucci’s stock options granted in July of 2021, 2020, and 2018 and amended on October 14, 2022, were determined based on the Black-Scholes option pricing model on the date of the amendments.

Paychex, Inc. 2023 Proxy Statement • 58

NEO Compensation

Option Exercises and Stock Vested in Fiscal 2023

The following table provides information about the value realized by the NEOs upon the exercise of stock options and the lapsing of the restrictions on stock awards during fiscal 2023. Certain columns in this table and the presentation of information on an award-by-award basis are not required by the rules relating to executive compensation disclosures and are not a substitute for the information required by Item 402 of SEC Regulation S-K, but rather are intended to provide additional information that stockholders may find useful.

	Option Awards			Stock Awards

Name (a)	Date of Grant (b)	Number of Shares Acquired on Exercise (#) (c)	Value Realized on Exercise ($) (d)	Date of Grant (e)	Number of Shares Acquired on Lapsing (#) (f)	Value Realized on Lapse ($) (g)
John B. Gibson				7/10/2019	8,646	$1,009,853
				7/15/2020	3,651	$419,865
				7/15/2021	1,914	$220,110
				1/15/2022	467	$56,185
Efrain Rivera	7/10/2019	14,642	$449,524	7/10/2019	10,582	$1,235,978
	7/15/2020	16,224	$690,750	7/15/2020	4,455	$511,517
				7/15/2021	2,116	$242,974
Mark A. Bottini				7/10/2019	8,293	$968,622
				7/15/2020	3,651	$419,282
				7/15/2021	1,708	$196,156
Michael E. Gioja				7/10/2019	8,230	$961,264
				7/15/2020	3,644	$418,398
				7/15/2021	1,831	$210,246
Stephanie L. Schaeffer				7/10/2019	4,529	$528,987
				7/15/2020	1,920	$220,800
				7/15/2021	820	$94,300
Martin Mucci				7/10/2019	47,044	$5,494,739
				7/15/2020	17,064	$1,962,360
				7/15/2021	7,792	$896,080

Value Realized on Exercise (Column (d))

The amounts in this column represent the difference between the market price of a share of the Company’s common stock as of the date of exercise and the exercise price of the option for all options exercised.

Value Realized on Lapse (Column (g))

The amounts in this column are based on the closing stock price of the Company’s common stock on the date of lapse.

Paychex, Inc. 2023 Proxy Statement • 59

NEO Compensation

Outstanding Equity Awards as of May 31, 2023

The following table presents the equity awards made to NEOs which were outstanding as of May 31, 2023.

	Option Awards						Stock Awards

Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options (Exercisable) (#) (c)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Total Potential Current Value of Outstanding Options($) (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)	Market Value of Shares or Units of Stock That Have Not Vested ($) (i)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (k)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (l)
John B. Gibson	10/15/2022	—	20,485	$109.19	10/14/2032
	7/15/2022	—	21,954	$115.00	7/14/2032
	1/15/2022	991	1,981	$125.00	1/15/2032
	7/15/2021	8,849	17,698	$112.67	7/14/2031
	7/15/2020	26,549	13,274	$73.53	7/14/2030
	7/10/2019	34,165	—	$85.46	7/10/2029
	7/11/2018	31,653	—	$69.54	7/10/2028	$3,035,834
							25,912	$2,718,946	35,430	$3,717,670
Efrain Rivera	7/15/2022	—	21,405	$115.00	7/14/2032
	7/15/2021	9,355	18,709	$112.67	7/14/2031
	7/15/2020	—	16,224	$73.53	7/14/2030	$509,434
							22,554	$2,366,539	13,434	$1,409,630
Mark A. Bottini	7/15/2022	—	17,563	$115.00	7/14/2032
	7/15/2021	7,585	15,170	$112.67	7/14/2031
	7/15/2020	26,549	13,274	$73.53	7/14/2030
	7/10/2019	34,165	—	$85.46	7/10/2029
	7/11/2018	31,653	—	$69.54	7/10/2028
	7/12/2017	41,159	—	$57.24	7/11/2027
	7/6/2016	113,318	—	$60.84	7/5/2026
	7/6/2016	43,760	—	$60.84	7/5/2026
	7/8/2015	46,875	—	$47.32	7/8/2025
	7/9/2014	15,481	—	$41.70	7/9/2024	$15,603,609
							18,380	$1,928,613	11,024	$1,156,696
Michael E. Gioja	7/15/2022	—	18,661	$115.00	7/14/2032
	7/15/2021	8,091	16,181	$112.67	7/14/2031
	7/15/2020	26,549	13,274	$73.53	7/14/2030
	7/10/2019	34,165	—	$85.46	7/10/2029
	7/11/2018	31,653	—	$69.54	7/10/2028
	7/12/2017	41,159	—	$57.24	7/11/2027
	7/6/2016	41,329	—	$60.84	7/5/2026
	7/6/2016	40,068	—	$60.84	7/5/2026	$8,587,501
							19,330	$2,028,297	11,712	$1,228,940

Paychex, Inc. 2023 Proxy Statement • 60

NEO Compensation

	Option Awards						Stock Awards

Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options (Exercisable) (#) (c)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Total Potential Current Value of Outstanding Options($) (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)	Market Value of Shares or Units of Stock That Have Not Vested ($) (i)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (k)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (l)
Stephanie L. Schaeffer	7/15/2022	—	8,507	$115.00	7/14/2032
	7/15/2021	3,793	7,584	$112.67	7/14/2031
	7/15/2020	13,963	6,981	$73.53	7/14/2030
	7/10/2019	17,896	—	$85.46	7/10/2029
	7/11/2018	15,826	—	$69.54	7/10/2028
	7/12/2017	20,579	—	$57.24	7/11/2027	$2,547,571
							9,348	$980,886	5,340	$560,326
Martin Mucci	10/15/2022	—	3,299	$109.19	10/14/2032
	7/15/2021	36,029	72,057	$112.67	7/14/2031
	7/15/2020	130,285	65,143	$73.53	7/14/2030
	7/10/2019	195,228	—	$85.46	7/10/2029
	7/11/2018	179,191	—	$69.54	7/10/2028
	7/12/2017	214,482	—	$57.24	7/11/2027
	7/6/2016	208,590	—	$60.84	7/5/2026
	7/6/2016	226,636	—	$60.84	7/5/2026
	7/8/2015	206,801	—	$47.32	7/8/2025
	7/9/2014	195,313	—	$41.70	7/9/2024	$69,960,305
							76,597	$8,037,271	—	$—

Number of Securities Underlying Unexercised Options (Unexercisable) (Column (d))

Other than the stock options granted to Mr. Mucci on October 15, 2022 for his continuing service as Chairman of the Board following his retirement as CEO of the Company, the options displayed in this column vest one-third per annum over a three-year period from the date of grant. The stock options granted to Mr. Mucci on October 15, 2022, vest on the first anniversary of the date of grant.

The following table provides information with respect to the future vesting of each NEO’s outstanding options.

	Number of Securities Vesting (#)

	Fiscal 2024	Fiscal 2025	Fiscal 2026
John B. Gibson	37,259	23,986	14,147
Efrain Rivera	32,713	16,490	7,135
Mark A. Bottini	26,713	13,439	5,855
Michael E. Gioja	27,584	14,311	6,221
Stephanie L. Schaeffer	13,608	6,628	2,836
Martin Mucci	104,470	36,029	—

Paychex, Inc. 2023 Proxy Statement • 61

NEO Compensation

Total Potential Current Value of Outstanding Options (Column (g))

The total potential current value of options outstanding is based on the difference between $104.93, the closing price of the Company’s common stock as of May 31, 2023, and the exercise price, multiplied by all outstanding options, whether exercisable or unexercisable. The potential current value of individual awards that were negative as of May 31, 2023 are excluded from the total potential current value for each NEO. This column is not required by the rules relating to executive compensation disclosures and is not a substitute for information required by Item 402 of SEC Regulation S-K but rather is intended to provide additional information that stockholders may find useful.

Number of Shares or Units of Stock and Market Value of Shares or Units of Stock That Have Not Vested (Columns (h) and (i))

Other than the stock awards granted to Mr. Mucci on October 15, 2022 for his continuing service as Chairman of the Board following his retirement as CEO of the Company, the stock awards in this column include awards granted on July 15, 2020, July 15, 2021, January 15, 2022, July 15, 2022, and October 15, 2022 that are subject to time-based vesting pro rata over three years. The stock awards granted to Mr. Mucci on October 15, 2022, vest on the first anniversary of the date of grant. The performance-based stock awards granted on July 15, 2021 are also included in this column, since their performance conditions have been satisfied. These performance-based stock awards are now restricted with a one-year service requirement before the restrictions lapse in July 2024.

The following table provides information with respect to the future vesting of each NEO’s outstanding stock awards:

	Number of Securities Vesting (#)

	Fiscal 2024	Fiscal 2025	Fiscal 2026
John B. Gibson	8,411	15,120	2,381
Efrain Rivera	7,318	14,105	1,131
Mark A. Bottini	6,004	11,448	928
Michael E. Gioja	6,137	12,207	986
Stephanie L. Schaeffer	3,189	5,709	450
Martin Mucci	26,627	49,970	—

The market value displayed is based on the number of shares or units that have not vested multiplied by $104.93, the closing price of the Company’s common stock as of May 31, 2023. Total dividends or dividend equivalents on the stock awards that have not vested as of May 31, 2023 were as follows: Mr. Gibson—$79,080; Mr. Rivera—$72,720; Mr. Bottini—$59,436; Mr. Gioja—$61,220; Ms. Schaeffer—$30,700; and Mr. Mucci—$248,819. The grant-date fair value for stock awards incorporates expected dividends or dividend equivalents.

Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (Columns (k) and (l))

The stock awards in these columns represent the grant of performance-based stock awards. The annual performance-based stock awards are presented at maximum performance and have pre-established performance goals that can be achieved over a two-year performance period. Shares or stock units earned will be determined at the end of the performance period and then will be restricted with a one-year service requirement before the restrictions lapse. As discussed previously, upon retirement after the one-year anniversary of the grant date, a retirement eligible NEO would still receive shares, prorated for the portion of the performance period that they were employed, at the normal vesting date (without the additional one-year of service). The market value displayed is based on the number of shares at maximum multiplied by $104.93, the closing price of the Company’s common stock as of May 31, 2023.

Paychex, Inc. 2023 Proxy Statement • 62

NEO Compensation

Potential Payments Upon Termination or Change in Control Fiscal 2023

Change in Control Plan

The Company has a Change in Control Plan covering the officers of the Company. Upon involuntary termination by the Company without cause or a voluntary termination by the participant for good reason, within 12 months following a change in control, as defined in the Change in Control Plan, the officer becomes entitled to certain severance benefits. “Cause” means the participant’s dereliction of duty to the Company, conviction for a felony, or willful misconduct that has a substantial adverse effect on the Company. “Good reason” means a significant change to the duties, authority, or position that were assigned immediately before the change in control including: the reduction in or removal of any material duties, authority, or position within the Company; assignment of duties inconsistent with the participant’s position, authorities, or responsibilities; material reduction to base salary, annual incentive, or other elements of total compensation; relocation of the participant’s principal workplace to an area outside of a 50-mile radius; or the failure of a successor company to assume or adopt this plan.

The severance benefits, which are conditioned upon the execution of a general release in favor of the Company, are as follows:

•

Cash compensation in the form of a lump-sum payment equal to a multiple of annual cash compensation (base salary and annual incentive program award at target) as determined by position within the Company (CEO—2.0; SVP—1.5; and VP—1.0);

•	Lump-sum cash payment for pro-rated portion of current year annual incentive program award at target;

•	Immediate vesting of all outstanding time-based equity awards. Performance-based equity awards will vest at target performance levels on a pro-rated basis; and

•

Lump-sum payment for the cost to continue basic life insurance, medical, dental, vision, and hospitalization benefits for the applicable continuation period, which is determined as the number of years equal to the participant’s multiplier (CEO—2.0; SVP—1.5; and VP—1.0).

The plan does not provide for tax gross-ups. The summary of the terms of the foregoing plan is qualified in its entirety by reference to the text of the plan document. For more information, refer to the Paychex, Inc. Change in Control Plan, incorporated by reference from Exhibit 10.24 to the Company’s Form 10-K filed with the SEC on July 15, 2011.

Other Separation Benefits

With the exception of the Change in Control Plan, NEOs are not entitled to severance benefits. However, for all NEOs, upon death or disability all unvested stock options and time-based stock awards become fully vested according to the terms of the award agreements under the 2002 Plan. Upon death or disability during the performance period, an NEO shall be entitled to a prorated portion of the target number of shares under a performance-based stock award, based on the number of days in the performance period until the date of death or disability as a percentage of the total number of days in the performance period. Upon death or disability after the performance period, the actual number of shares earned become fully vested. For unvested stock options and stock units granted on or after July 2022, a retirement eligible NEO is entitled to the unvested stock options and stock units that would otherwise vest during the two-year period following their retirement if that date is on or after the one-year anniversary of the grant dates. For unvested stock options and stock units granted prior to July 2022, a retirement eligible NEO is entitled to the unvested stock options and stock units that would otherwise vest during the one-year period following their retirement if that date is on or after the one-year anniversary of the grant dates. The awards shall remain outstanding and continue to vest in accordance with the terms of the award agreement. See the sections entitled “Director Compensation for the Fiscal Year ended May 31, 2023” and “Named Executive Officer Compensation” for more information about these awards.

Upon death, disability, or retirement, NEOs may be eligible to receive an annual incentive program award payout based on actual fiscal year results and calculated using the base pay received by the NEO during the performance period.

Paychex, Inc. 2023 Proxy Statement • 63

NEO Compensation

Potential Benefits Upon Separation from Company

The following table presents, as of May 31, 2023, the compensation and benefits to our NEOs upon separation from employment from the Company for the various reasons specified. For Mr. Mucci, the following table only shows the amount he actually received in connection with his retirement as CEO of the Company on October 14, 2022.

		Potential Payments Upon Separation

	Annual Compensation per the Summary Compensation Table(1)	Voluntary Resignation/ Termination	Death or Disability	Retirement	Termination Other Than For Cause/ Resignation For Good Reason within One Year of Change of Control
John B. Gibson
Base Salary(2)		$ —	$—	$—	$1,500,000
Annual Incentive(3)		—	1,429,782	1,429,782	2,128,500
Stock Options(4)		—	416,804	—	416,804
Time-Based Stock Awards(5)		—	2,718,946	—	2,718,946
Performance-Based Stock Awards(6)		—	1,239,223	—	1,239,223
Benefits(7)		—	—	—	53,167
Total	$6,680,180	$ —	$5,804,755	$1,429,782	$8,056,640
Efrain Rivera
Base Salary(2)		$ —	$—	$—	$862,500
Annual Incentive(3)		—	755,115	755,115	862,500
Stock Options(4)		—	509,434	509,434	509,434
Time-Based Stock Awards(5)		—	2,366,539	1,798,448	2,366,539
Performance-Based Stock Awards(6)		—	469,877	—	469,877
Benefits(7)		—	—	—	24,612
Total	$3,294,624	$ —	$4,100,965	$3,062,997	$5,095,462
Mark A. Bottini
Base Salary(2)		$ —	$—	$—	$795,000
Annual Incentive(3)		—	836,424	836,424	914,250
Stock Options(4)		—	416,804	416,804	416,804
Time-Based Stock Awards(5)		—	1,928,613	1,464,508	1,928,613
Performance-Based Stock Awards(6)		—	385,565	—	385,565
Benefits(7)		—	—	—	53,793
Total	$2,978,208	$ —	$3,567,406	$2,717,736	$4,494,025

Paychex, Inc. 2023 Proxy Statement • 64

NEO Compensation

		Potential Payments Upon Separation

	Annual Compensation per the Summary Compensation Table(1)	Voluntary Resignation/ Termination	Death or Disability	Retirement	Termination Other Than For Cause/ Resignation For Good Reason within One Year of Change of Control
Michael E. Gioja
Base Salary(2)		$ —	$—	$—	$825,000
Annual Incentive(3)		—	722,284	722,284	825,000
Stock Options(4)		—	416,804	416,804	416,804
Time-Based Stock Awards(5)		—	2,028,297	1,534,391	2,028,297
Performance-Based Stock Awards(6)		—	409,647	—	409,647
Benefits(7)		—	—	—	27,383
Total	$2,986,378	$ —	$3,577,032	$2,673,479	$4,532,131
Stephanie L. Schaeffer
Base Salary(2)		$ —	$—	$—	$375,000
Annual Incentive(3)		—	346,910	—	262,500
Stock Options(4)		—	219,203	—	219,203
Time-Based Stock Awards(5)		—	980,886	—	980,886
Performance-Based Stock Awards(6)		—	186,775	—	186,775
Benefits(7)		—	—	—	23,553
Total	$1,505,418	$ —	$1,733,774	$—	$2,047,917
Martin Mucci(8)
Base Salary				$—
Annual Incentive				—
Stock Options				2,322,999
Time-Based Stock Awards				2,807,384
Performance-Based Stock Awards				—
Benefits				—
Total	$14,442,172			$5,130,383

(1)

The amounts in this column are the total reported compensation for fiscal 2023 per the Fiscal 2023 Summary Compensation Table presented earlier in this proxy statement. These amounts are provided for comparative purposes only.

(2)	Base salary is the annual salary at a multiple as outlined in the Change in Control Plan; 2.0 for CEO; 1.5 for SVPs; and 1.0 VPs.

(3)

For death or disability and retirement, the value for the annual incentive is the amount earned as of May 31, 2023. For termination other than for cause or resignation for good reason within one year of a change in control, the value for the annual incentive is the incentive at target at a multiple as outlined in the Change in Control Plan; 2.0 for CEO; 1.5 for SVPs; and 1.0 for VPs.

(4)

The value of the unvested stock option awards is determined by the difference in the closing price of the Company’s common stock of $104.93 per share as of May 31, 2023 and the exercise price multiplied by the number of unvested options. Negative values for unvested stock options as of May 31, 2023 are excluded from the totals for each NEO. For stock option awards granted on or after July 2022, a retirement eligible NEO upon

Paychex, Inc. 2023 Proxy Statement • 65

NEO Compensation

retirement is entitled to the unvested time-based stock options that would otherwise vest during the two-year period following their retirement, if any. For stock option awards granted prior to July 2022, a retirement eligible NEO upon retirement is entitled to the unvested time-based stock options that would otherwise vest during the one-year period following their retirement, if any.

(5)

The value of unvested time-based stock awards is based upon the closing price of the Company’s common stock of $104.93 per share as of May 31, 2023. For time-based stock awards granted on or after July 2022, a retirement eligible NEO upon retirement is entitled to the unvested time-based stock awards that would otherwise vest during the two-year period following their retirement, if any. For time-based stock awards granted prior to July 2022, a retirement eligible NEO upon retirement is entitled to the unvested time-based stock awards that would otherwise vest during the one-year period following their retirement, if any. The performance-based stock awards granted on July 15, 2021 are also included in this column, since their performance conditions have been satisfied.

(6)

The value of the performance-based stock awards is based upon the closing price of the Company’s common stock of $104.93 as of May 31, 2023, assuming achievement at target, and prorated for the portion of the performance period completed as of May 31, 2023.

(7)

The value of the cost to continue basic life insurance, medical, dental, vision, and hospitalization benefits for the applicable Continuation Period, which is equal to the number of years as outlined in the Change in Control Plan: 2.0 for CEO; 1.5 for SVPs; and 1.0 for VPs.

(8)

In connection with Mr. Mucci’s retirement as CEO of the Company, he did not receive any cash severance or any vesting acceleration beyond the existing retirement eligibility provisions under his outstanding and unvested equity awards under the 2002 Plan. Mr. Mucci was retirement eligible under the terms and conditions of his July 2020 and July 2021 stock option and time-based stock award agreements, which entitle him to the unvested awards that would vest during the one-year period following his retirement. The values presented in the table for these awards are based on the closing price of the Company’s common stock of $109.19 per share as of October 14, 2022. Negative values for stock options as of October 14, 2022 are excluded from the total. Mr. Mucci’s awards granted in July 2022 were forfeited upon his retirement.

Non-qualified Deferred Compensation Fiscal 2023

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. Eligible employees can defer up to 50% of their base salary and annual incentive program award. The Company does not contribute to this plan. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices. The NEO has sole control as to which of the designated funds to invest in and earns the resulting return on such investment. We do not match any participant deferral or guarantee a certain rate of return. Distributions are paid at one of the following dates selected by the participant: the participant’s termination date; the date the participant retires from any active employment; or a designated specific date. Payments can be made either in a lump sum or in annual installments over a period not to exceed ten years.

The following table summarizes the activity under the plan:

	Fiscal 2023

Name (a)	Executive Contributions ($) (b)	Aggregate Earnings/ (Losses), Net ($) (c)	Aggregate Withdrawals/ Distributions ($) (d)	Aggregate Balance as of May 31, 2023 ($) (e)
John B. Gibson	$756,026	$(14,968)	$—	$2,553,147
Efrain Rivera	$716,694	$(126,959)	$—	$6,279,194
Mark A. Bottini	$87,975	$2,205	$—	$463,497
Martin Mucci	$—	$(31,274)	$(2,179,030)	$1,276,298

Mr. Gioja and Ms. Schaeffer are currently not participating in this plan.

Executive Contributions (Column (b))

The amounts in this column reflect the aggregate of the salary and bonus amounts deferred by the NEO during fiscal 2023. These are included in amounts reported in the Fiscal 2023 Summary Compensation Table.

Aggregate Earnings/(Losses), Net (Column (c))

The amounts in this column reflect net realized gains/(losses) and net unrealized gains/(losses). They are not included in the Fiscal 2023 Summary Compensation Table as the earnings on these investments are not considered to be “above-market” earnings.

Paychex, Inc. 2023 Proxy Statement • 66

NEO Compensation

Aggregate Withdrawals/Distributions (Column (d))

The amounts in this column would represent amounts withdrawn from the plan and would have been included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in the Summary Compensation Tables for current and previous years.

Aggregate Balance as of May 31, 2023 (Column (e))

The amounts in this column reflect the accumulated balances in the plan and include the “Salary” and “Non-Equity Incentive Plan Compensation” deferred amounts reported in current and previous years in the Fiscal 2023 Summary Compensation Table.

The investment funds available to NEOs, and the respective one-year rates of return as of May 31, 2023, are as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Funds Europacific Growth Fund	1.10%	Invesco Developing Markets Fund	1.43%
BlackRock Global Allocation Fund Class A	-2.39%	MFS Mid Cap Value Fund	-6.40%
Delaware Small Cap Core Fund	-4.47%	T. Rowe Price Equity Income Fund	-6.90%
Fidelity Extended Market Index Fund	-3.46%	T. Rowe Price Growth Stock Fund	7.95%
Fidelity Government Money Market Fund	3.41%	T. Rowe Price New Income Fund	-3.35%
Fidelity 500 Index Fund	2.91%	Vanguard Total International Stock Index Fund	-1.40%

Paychex, Inc. 2023 Proxy Statement • 67

NEO Compensation

Pay Versus Performance
In accordance with rules adopted by the SEC, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEO”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below.

	Summary Compensation Table Total for PEO		Compensation Actually Paid to PEO		Average Summary Compensation Table Total for Non-PEO NEOs (2) (d)	Average Compensation Actually Paid to Non-PEO NEOs (2)(3) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions) (h)	Operating Income, Net of Certain Items (5) (in millions) (i)
Fiscal Year (a)	Gibson (1) (b)	Mucci (1) (b)	Gibson (1)(3) (c)	Mucci (1)(3) (c)			Total Shareholder Return (f)	Peer Group Total Shareholder Return (4) (g)

2023	$6,680,180	$14,442,172	$5,660,044	$(3,614,572)	$2,691,157	$1,782,985	$157.41	$121.58	$1,557	$1,933

2022	$—	$11,025,026	$—	$23,305,787	$3,257,026	$5,846,642	$180.70	$120.09	$1,393	$1,782

2021	$—	$9,627,247	$—	$21,142,733	$2,605,572	$4,992,766	$144.16	$128.92	$1,098	$1,434

(1)
Martin Mucci was PEO in fiscal 2021, 2022, and from June 1, 2022 through October 13, 2022. John B Gibson was PEO during fiscal 2023 following October 13, 2022. The amounts deducted and added in calculating Compensation Actually Paid (“CAP”) for Messrs. Gibson and Mucci are as follows:

	2023		2022	2021

	Gibson	Mucci	Mucci	Mucci
Summary Compensation Table Total	$6,680,180	$14,442,172	$11,025,026	$9,627,247
Deduction of stock awards and option awards reported in the Summary Compensation Table	(4,499,911)	(13,834,614)	(7,524,498)	(6,593,205)
Fiscal year-end value of equity awards granted during the fiscal year that remained unvested as of the last day of the fiscal year	4,462,431	168,166	11,354,810	10,612,220
Change in fair value from the last day of the prior fiscal year to the last day of the fiscal year of unvested equity awards	(733,534)	(3,045,896)	5,958,022	6,279,372
Change in fair value from the last day of the prior fiscal year to the vesting date during the fiscal year	(297,669)	(1,465,668)	2,196,647	925,937
Value of dividends or other earnings paid on equity awards not otherwise included	48,547	121,268	295,780	291,162
Compensation Actually Paid	$5,660,044	$(3,614,572)	$23,305,787	$21,142,733

(2)
For fiscal 2023, the Company’s
Non-PEO
NEOs were Efrain Rivera, Mark A. Bottini, Michael E. Gioja, and Stephanie L. Schaeffer. For fiscal 2022 and 2021, the Company’s
Non-PEO
NEOs were Efrain Rivera, John B. Gibson, Mark A. Bottini, and Michael E. Gioja. The amounts deducted and added in calculating the average CAP for these NEOs are as follows:

	2023	2022	2021

Summary Compensation Table Total	$2,691,157	$3,257,026	$2,605,572

Deduction of stock awards and option awards reported in the Summary Compensation Table	(1,506,266)	(1,831,397)	(1,418,164)

Fiscal year-end value of equity awards granted during the fiscal year that remained unvested as of the last day of the fiscal year	1,432,683	2,733,022	2,282,633

Change in fair value from the last day of the prior fiscal year to the last day of the fiscal year of unvested equity awards	(594,115)	1,226,988	1,099,982

Change in fair value from the last day of the prior fiscal year to the vesting date during the fiscal year	(269,858)	398,987	371,626

Value of dividends or other earnings paid on equity awards not otherwise included	29,384	62,016	51,117

Compensation Actually Paid	$1,782,985	$5,846,642	$4,992,766

Paychex, Inc. 2023 Proxy Statement
•
 68

NEO Compensation

(3)
In calculating the year-over-year change in the value of unvested option awards as well as the change in value to mid-year
vesting dates, the options’ Black-Scholes values were calculated at each measurement date in accordance with FASB ASC Topic 718. In valuing performance share awards, the fair value of unearned or earned but unvested awards was calculated based on interim or final payout factors, as of the relevant measurement date.

(4)
The Peer Group Total Shareholder Return (“TSR”) set forth in this table utilizes the Company’s peer group used for executive compensation benchmarking purposes which was also utilized in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Form
10-K
for the year ended May 31, 2023.

(5)
Operating income, net of certain items is a
non-GAAP
measure. Refer to “Paychex, Inc.
Non-GAAP
Financial Measures” in Appendix A of this proxy statement for a discussion of this non-GAAP
measure and a reconciliation to the most comparable GAAP measure of operating income.

Pay Versus Performance Relationships
CAP amounts for fiscal 2023 were affected by the changes in our NEOs that occurred during the fiscal year.
The following chart sets forth the relationship between CAP to our PEOs, the average of CAP to our
Non-PEO
NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years. In addition, the following chart compares the Company’s cumulative TSR over the three most recently completed fiscal years to that of the Company’s peer group that the Company uses for executive compensation benchmarking purposes which is also the industry line peer group reported in the Company’s Form
10-K
for the year ended May 31, 2023.

Paychex, Inc. 2023 Proxy Statement
•
 69

NEO Compensation

The following chart sets forth the relationship between CAP to our PEOs, the average of CAP to our
Non-PEO
NEOs, and the Company’s consolidated Net Income during the three most recently completed fiscal years.

The following chart sets forth the relationship between CAP to our PEOs, the average of CAP to our
Non-PEO
NEOs, and the Company’s Operating Income, Net of Certain Items during the three most recently completed fiscal years.

Paychex, Inc. 2023 Proxy Statement
•
 70

NEO Compensation

Tabular List
The following list presents the financial performance measures that the Company considers to have been the most important in linking CAP to our PEOs and
Non-PEO
NEOs for fiscal 2023 to Company performance. The measures in the table are not ranked.

•	Annualized new business revenue (1)

•	Operating income, net of certain items (2)

•	Service revenue

(1)
Annualized new business revenue is the approximate amount of revenue to be earned over the first twelve-month period, from the sale in the current fiscal year, of certain management solutions; and professional employee organization and insurance solutions to new clients and new product sales to existing clients. This measure is not directly calculated from our audited financial statements, as reported service revenue also includes recurring revenue from pre-existing
clients.

(2)
Operating income, net of certain items is a
non-GAAP
measure. Please refer to “Paychex, Inc.
Non-GAAP
Financial Measures” in Appendix A of this proxy statement for a discussion of this non-GAAP
measure and a reconciliation to the most comparable GAAP measure of operating income.

Paychex, Inc. 2023 Proxy Statement
•
 71

Independent Accountants

PROPOSAL 4: RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on?	Voting Recommendation

Stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm (the “independent accountants”) for fiscal 2024.

The Board of Directors recommends a vote FOR the ratification of PwC as the Company’s independent accountants for fiscal 2024.

The Audit Committee has appointed PwC as the Company’s independent accountants for fiscal 2024. The firm has served as the independent accountants for the Company since the fiscal year ended May 31, 2014. In connection with the decision to appoint PwC, the Audit Committee evaluates: their reputation, qualifications, and experiences; quality of communications and interactions during the past year; and their independence and objectivity. Although action by stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment and to seriously consider stockholder opinion on this issue. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent accountants but may still retain them.

The Audit Committee is also responsible for the audit fee negotiations associated with the Company’s retention of PwC. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent accountants. Additionally, the Audit Committee and its Chair are directly involved in the selection and mandated rotation of the lead engagement partner from PwC. The members of the Audit Committee believe that the continued retention of PwC to serve as the Company’s independent accountants is in the best interest of the Company and its stockholders.

Representatives from PwC will be present at the Annual Meeting and will be afforded the opportunity to make any statements they wish and will be available to respond to appropriate questions from stockholders.

To ratify the appointment of PwC, a majority of the shares present and entitled to vote on the proposal at the Annual Meeting must be voted for the proposal.

The Board recommends a vote FOR the proposal to ratify the appointment of PWC as the Company’s independent accountants for fiscal 2024.

Paychex, Inc. 2023 Proxy Statement • 72

Independent Accountants

Fees for Professional Services

The following table shows the aggregate fees for professional services rendered for the Company by PwC:

	Year Ended May 31,

	2023	2022
Audit fees	$2,065,000	$2,060,000
Audit-related fees	275,000	240,000
Tax-related fees	31,193	385,000
Other fees	4,150	4,150
Total fees	$2,375,343	$2,689,150

Audit fees

This category includes fees for fiscal 2023 and fiscal 2022 that were for professional services rendered primarily for the audits of the Company’s annual consolidated financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, audits of the effectiveness of internal control over financial reporting, and for statutory and regulatory filings.

Audit-related fees

This category includes fees for services in fiscal 2023 and fiscal 2022 for consultation concerning financial accounting and reporting standards.

Tax-related fees

This category includes fees for fiscal 2023 and 2022 services related to tax compliance and planning.

Other fees

This category includes fees for audit related software licenses for fiscal 2023 and fiscal 2022.

Audit Committee Policy on Pre-Approval of Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. The Audit Committee pre-approved all such audit and audit-related services provided by the independent accountants during fiscal 2023 and fiscal 2022.

Paychex, Inc. 2023 Proxy Statement • 73

Independent Accountants

Report of the Audit Committee

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board and is composed entirely of independent directors. The Audit Committee is governed by a written charter and its primary responsibilities are highlighted in the Corporate Governance section of this Proxy Statement.

Paychex management is responsible for the preparation of the consolidated financial statements, the financial reporting process, and for the Company’s internal controls over financial reporting. PwC, the Company’s independent accountants, is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors and oversees these processes. Also, the Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard 1301 as adopted by the Public Company Accounting Oversight Board relating to communications with audit committees.

As part of the oversight processes, the Audit Committee regularly meets with management, the Company’s internal auditors, and the independent accountants. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the overall scope and plans for various audits, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and effectiveness of the Company’s financial reporting process and legal and ethical compliance programs, including the Company’s Code of Business Ethics and Conduct. The Audit Committee held six meetings during fiscal 2023 and had full access to each of the aforementioned parties.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the consolidated financial statements for fiscal 2023, including a discussion on the quality and acceptability of the Company’s accounting policies, the critical audit matter addressed in PwC’s audit report, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements. The Audit Committee also monitored the progress and results of testing of internal controls over financial reporting, reviewed reports from management and internal audit regarding design, operation, and effectiveness of internal controls over financial reporting, and reviewed the report from the independent accountants regarding the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by Auditing Standard 1301 and SEC Rule 2-07. The independent accountants have provided the Audit Committee with written disclosures and the letter required by the Public Company Accounting Oversight Board regarding independent accountants’ communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent accountants and management the accountants’ independence. The Audit Committee approved non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2023. The Audit Committee considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company and its affiliates and the fees and costs billed for those services, is permissible with PricewaterhouseCoopers LLP’s independence. The Audit Committee has a clear policy on non-audit services that may be provided by the independent accountants, which prohibits certain categories of work and requires pre-authorization for all non-audit related services.

Based upon the reviews and discussions referred to above, the Audit Committee recommended, and the Board approved that the audited consolidated financial statements be included in the Company’s Form 10-K for the fiscal 2023 for filing with the SEC. The Audit Committee has recommended for approval by the Board the selection of the Company’s independent accountants.

The Audit Committee:

David J. S. Flaschen, Chair

Thomas F. Bonadio

Theresa M. Payton

Kevin A. Price

Kara Wilson

Paychex, Inc. 2023 Proxy Statement • 74

FAQ

FREQUENTLY ASKED QUESTIONS

What is a proxy statement and what is a proxy?

We are furnishing this proxy statement to stockholders on behalf of our Board, who is soliciting your proxy to vote at the Annual Meeting. A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. This proxy statement summarizes information concerning the matters to be presented at the Annual Meeting and related information to help stockholders make an informed vote.

A proxy is your legal designation of another person to vote the stock that you own. That other person is called a proxy. The proxy card is your written document that designates someone to be your proxy. We have designated two of our officers as proxies for the Annual Meeting — John B. Gibson, President and CEO, and Efrain Rivera, SVP and CFO.

When and where is the Annual Meeting?

The Annual Meeting will be held virtually on Thursday, October 12, 2023 at 9:30 a.m. Eastern Time at www.virtualshareholdermeeting.com/PAYX2023. There will not be an option for stockholders to attend in person. The following information about the Annual Meeting can be found at www.virtualshareholdermeeting.com/PAYX2023:

•	How any stockholder can attend the Annual Meeting;

•	How stockholders as of the record date can use their 16-digit control number to vote during the Annual Meeting;

•	How stockholders as of the record date may submit questions electronically before and while attending the Annual Meeting; and

•	How to view a replay of the Annual Meeting for approximately one month after the date of the Annual Meeting.

How can I view and participate in the Annual Meeting?

To participate, go to www.virtualshareholdermeeting.com/PAYX2023 and log in with the 16-digit control number provided in your proxy materials.

When should I join the Annual Meeting?

You may begin to log in to the meeting platform at 9:15 a.m. Eastern Time on Thursday, October 12, 2023. The meeting will begin promptly at 9:30 a.m. Eastern Time.

What if I lost my 16-digit control number?

If you lost your 16-digit control number, you will still be able to log in as a guest. To view the Annual Meeting webcast, visit www.virtualshareholdermeeting.com/PAYX2023 and log in as a guest. Please note, that if you log in as a guest, you will not be able to submit questions or vote during the meeting. If the proxy materials or voting instruction form that you received do not indicate that you may vote your shares through the www.proxyvote.com website, you should contact your bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” (which will contain a 16-digit control number that will allow you to attend, participate in, or vote at the Annual Meeting).

How can I ask questions and vote at the Annual Meeting?

We encourage you to submit your questions and vote in advance of the Annual Meeting by visiting www.proxyvote.com. Stockholders may also vote or ask questions virtually during the Annual Meeting when accessing www.virtualshareholdermeeting.com/PAYX2023.

Paychex, Inc. 2023 Proxy Statement • 75

FAQ

Any question topics pertinent to meeting matters that are not addressed during the meeting due to time constraints will be addressed and posted online at https://investor.paychex.com. If we receive questions about the same or similar topics, we may provide a representative question and a single response to avoid repetition. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

What if I have technical difficulties or trouble accessing the virtual meeting?

If you encounter any technical difficulties logging into the website (www.virtualshareholdermeeting.com/PAYX2023) or during the virtual meeting, there will be a 1-800 number and international number available on the website to assist you. Technical support will be available 15 minutes prior to the start of the virtual meeting.

What is the “Notice and Access” model and why did the Company elect to use it?

We are making this proxy statement and our annual report available to stockholders on the Internet under the SEC’s Notice and Access model. On or about September 1, 2023, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) in lieu of mailing a full printed set of the proxy materials. Accordingly, on or about September 1, 2023, our proxy materials are first being made available to our stockholders on www.proxyvote.com and https://investor.paychex.com. The Notice of Internet Availability includes instructions for accessing the proxy materials on the Internet and for how to vote. You will also find instructions for requesting a full printed set of the proxy materials in the Notice of Internet Availability.

We believe the electronic method of delivery under the Notice of Internet availability model will decrease postage and printing expenses, expedite delivery of proxy materials to you, and reduce our environmental impact, and we encourage you to take advantage of the availability of the proxy materials on the Internet. If you received the Notice of Internet Availability but would like to receive a full printed set of the proxy materials in the mail, you may follow the instructions in the Notice of Internet Availability for requesting such materials.

Can I access proxy materials on the Internet?

The Notice of Internet Availability will provide you with instructions for viewing our proxy materials for the 2023 Annual Meeting at www.proxyvote.com as well as on https://investor.paychex.com. You may elect to receive an e-mail message, which will provide a link to these documents on the Internet instead of waiting to receive the Notice of Internet Availability for viewing the materials.

What am I voting on? How do you recommend I vote?

The table below shows the proposals subject to vote at the Annual Meeting, along with information on what vote is required to approve each of the proposals, assuming the presence of a quorum at the Annual Meeting, and the Board’s recommendations for each proposal. With respect to Proposals 1, 2, and 4, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” With respect to Proposal 3, you may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN.”

Proposal	Vote Required	Board Recommendation
Proposal 1: Election of twelve nominees to the Board of Directors for a one-year term	Majority of the votes duly cast	FOR all director nominees
Proposal 2: Advisory vote to approve the Company’s named executive officer compensation	Majority of the shares present and entitled to vote on the proposal	FOR
Proposal 3: Advisory vote on the frequency of future advisory votes on named executive officer compensation	Majority of the shares present and entitled to vote on the proposal	ONE YEAR
Proposal 4: Ratification of the selection of our independent registered public accounting firm	Majority of the shares present and entitled to vote on the proposal	FOR

Paychex, Inc. 2023 Proxy Statement • 76

FAQ

Who is entitled to vote at the Annual Meeting?

Stockholders of record of our common stock as of the close of business on August 14, 2023 (the “Record Date”) will be eligible to vote at the Annual Meeting. Each share outstanding as of the Record Date will be entitled to one vote.

How many shares must be present to hold the Annual Meeting?

In order for us to conduct our Annual Meeting, the holders of a majority of the shares entitled to vote must be present at the Annual Meeting. This is called a quorum. A quorum is necessary to hold a valid meeting. As of August 14, 2023, 361,004,863 shares of common stock were issued and outstanding. A total of 180,502,432 shares will constitute a quorum.

What is the difference between a registered stockholder and a beneficial stockholder?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record, or a “registered stockholder”, with respect to those shares. If your shares are held in a brokerage account in the name of your bank, broker, or other nominee (this is called “street name”), you are not a registered stockholder, but rather are considered a “beneficial owner” of those shares. Your bank, broker, or other nominee will send you instructions on how to vote your shares.

What shares are included on Notice of Internet Availability or the proxy card?

You may receive more than one Notice of Internet Availability if you have multiple accounts with our transfer agent, or with banks, brokers, or other nominees, or proxy card if you have requested a full printed set of proxy materials.

If you are a registered stockholder, you will receive a Notice of Internet Availability, or proxy card if you have requested a full printed set of proxy materials, for shares of common stock you hold in certificate form or in book-entry form.

If you are a participant in the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Company’s 401(k) Plan, you will receive electronic communication or a proxy card that reflects those shares. You can vote those shares using the methods described below. This will serve as a voting instruction for Fidelity Management Trust Company (the “Trustee”), who is the holder of record for the shares in the ESOP. As a participant in the ESOP, you have the right to direct the Trustee on how to vote the shares of common stock credited to your account at the Annual Meeting. The participants’ voting instructions will be tabulated confidentially. Only the Trustee and/or the tabulator will have access to each participant’s individual voting direction. If you do not submit voting instructions for your shares of common stock in the ESOP, those shares will be voted by the Trustee in the same proportions as the shares for which voting instructions were received from other participants. To allow sufficient time for voting by the Trustee, voting instructions by ESOP participants must be received by 11:59 p.m. Eastern Time on Monday, October 9, 2023. The Trustee will then vote all shares of common stock held in the ESOP by the established deadline.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker, or other nominee through which you own your shares of common stock.

How do I vote in advance of the Annual Meeting?

If you are a registered stockholder, or a participant in the ESOP, you can vote in one of the following ways:

•

Via the Internet—Go to the website noted on your Notice of Internet Availability in order to vote via the Internet. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote;

•	By telephone—Call 1-800-690-6903 and follow the voice prompt instructions to vote by telephone. Telephone voting is available 24 hours a day; or

•	By mail—If you requested a full printed set of proxy materials, mark your proxy card, sign and date it, and return it in the enclosed postage-paid envelope.

Paychex, Inc. 2023 Proxy Statement • 77

FAQ

Proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on Wednesday, October 11, 2023.

If you are a beneficial owner, you can vote in the manner prescribed by the bank, broker, or other nominee through which you own your shares of common stock. You will receive voting instruction information for you to use in directing the bank, broker or other nominee how to vote your shares. Check the voting instruction information used by the bank, broker or other nominee to see if it offers Internet or telephone voting.

May I vote during the Annual Meeting?

If you are a registered stockholder, you may vote your shares during the Annual Meeting if you attend virtually by visiting the website at www.virtualshareholdermeeting.com/PAYX2023 and logging in with your 16-digit control number, even if you previously voted by Internet or telephone. Votes submitted during the Annual Meeting must be received no later than the closing of the polls at the Annual Meeting. Whether or not you plan to attend the meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

If you are a beneficial owner and want to vote your shares during the Annual Meeting, you can vote online using your 16-digit control number.

May I change my mind after I vote?

Registered stockholders may change a properly executed proxy at any time prior to it being voted at the Annual Meeting by:

•	providing written notice of revocation to the Corporate Secretary;

•	submitting a later-dated proxy via the Internet, telephone, or mail (if you requested a printed copy of the proxy materials); or

•	voting during the Annual Meeting.

Beneficial owners should contact their broker, bank, or other nominee for instructions on how to change their vote.

If you are a participant in the ESOP, you may change a properly executed proxy at any time prior to 11:59 p.m. Eastern Time on Monday, October 9, 2023, by submitting a proxy that has a more recent date than the original proxy by Internet, telephone, or mail. You may not, however, change your voting instructions during the Annual Meeting because the Trustee will not be present.

In what manner are proxies voted? What if I did not specify a vote?

All votes properly cast and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s directions. You should specify your choice for each matter when you vote. However, if you do not specify your choices then your shares will be voted in accordance with the Board’s recommendations. Should any matter not described above be properly presented at the Annual Meeting, the proxies will vote in accordance with their judgment as permitted.

If you are a beneficial owner, in order to ensure your shares are voted the way you would like, you must provide voting instructions to your bank, broker, or other nominee. If you do not provide your voting instructions to that party, whether your shares can be voted depends on the type of item being considered for vote. New York Stock Exchange (“NYSE”) rules, which also apply to companies with shares listed on the Nasdaq Global Select Market, allow your bank, broker, or other nominee to use its own discretion and vote your shares on routine matters. A bank, broker, or other nominee does not have discretion to vote your shares on non-routine matters (known as “broker non-votes”). Proposals 1, 2, and 3 are not considered to be routine matters under the current NYSE rules, and so your bank, broker, or other nominee will not have the discretionary authority to vote your shares on those items. Proposal 4 is considered a routine matter under NYSE rules, so your bank, broker, or other nominee will have discretionary authority to vote your shares on that item.

Paychex, Inc. 2023 Proxy Statement • 78

FAQ

How are broker non-votes and abstentions counted?

Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal since they are not deemed to be duly cast nor entitled to vote, but they will be counted for the purpose of determining the presence or absence of a quorum. Therefore, we urge you to give voting instructions to your bank or broker on all voting items.

Abstentions are also counted for the purposes of establishing a quorum but will have the same effect as a vote against a proposal, except in regard to the election of directors. For this item, abstentions will have no direct impact since they are not deemed to be duly cast.

How can I find the results of the voting?

We will announce the preliminary voting results at the Annual Meeting. The Company will report the final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Are there any other actions to be presented at the Annual Meeting?

As of the date of this proxy statement, management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those described in this proxy statement. If any other matters properly come before the Annual Meeting, the named proxy holders will vote on such matters in accordance with their judgment.

Who pays for the cost of solicitation of proxies?

Solicitation of proxies is made on behalf of the Company and the Company will pay the cost of solicitation of proxies. The Company will reimburse any banks, brokers and other custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy solicitation material to the beneficial owners of the shares held by them. In addition to solicitation by use of the mail or via the Internet, directors, officers, and regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other communication means.

How is the Company’s Annual Report being delivered?

We are pleased to be using the SEC’s rule that allows companies to furnish proxy materials to their stockholders over the Internet. In accordance with this rule, on or about September 1, 2023, we will send stockholders of the record date a Notice of Internet Availability of Proxy Materials. The Notice contains instructions on how to access our Proxy Statement and Annual Report for fiscal 2023 on the Internet. You may also access it on https://investor.paychex.com.

In addition, on www.proxyvote.com there are instructions on how to request to receive paper copies of the document. You may also obtain a copy of our Form 10-K filed with the SEC, without charge, upon written request submitted to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

What is householding?

In accordance with the Exchange Act, the Company delivers materials to stockholders under a program known as “householding.” Under the householding program, the Company is delivering one copy of its Notice of Internet Availability addressed to all stockholders who share a single address, unless such stockholders previously notified the Company that they wish to revoke their consent to the householding. Householding is intended to reduce the Company’s printing and postage costs.

You may revoke your consent at any time by calling toll-free (866) 540-7095 or by writing to Broadridge Investor Communications Services, Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each stockholder at your address will receive individual copies of the Notice of Internet Availability.

Paychex, Inc. 2023 Proxy Statement • 79

FAQ

Stockholders of record residing at the same address and currently receiving multiple copies of the Notice of Internet Availability who wish to receive a single copy may also contact Broadridge Investor Communications Services at the phone number and address noted above. Beneficial owners will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

The Company hereby undertakes to deliver upon oral or written request a separate copy of its Notice of Internet Availability, proxy statement or annual report to a stockholder at a shared address to which a single copy was delivered. If such stockholder wishes to receive a separate copy of such documents, contact Terri Allen, Investor Relations, either by calling toll-free (800) 828-4411 or by writing to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

If you own Paychex stock beneficially through a bank, broker, or other nominee, you may already be subject to householding if you meet the criteria. If you wish to receive a separate Notice of Internet Availability, proxy statement and annual report in future mailings, you should contact your bank, broker, or other nominee.

How do I submit a proposal for next year’s Annual Meeting?

Stockholder proposals, which are intended to be presented at the 2024 Annual Meeting, for inclusion in the Company’s proxy statement pursuant to SEC Rule 14a-8, must be received by the Company at its executive offices on or before May 4, 2024 to be considered timely. Any such proposals, including stockholder proposals for candidates for nomination for election to the Board, must be submitted in accordance with applicable SEC rules and regulations, and follow the Company’s procedures under “Communications with the Board of Directors.”

Stockholder proposals, which are intended to be presented at the 2024 Annual Meeting outside of the SEC Rule 14a-8 process, must be received by the Company’s Corporate Secretary at its executive offices no sooner than June 14, 2024 and no later than July 14, 2024 to be considered timely.

If the date of our 2024 Annual Meeting has been changed by more than 30 days before or more than 60 days after the first anniversary of this Annual Meeting, stockholders must submit proposals (1) not earlier than the 120th day prior to the 2024 Annual Meeting and not later than the close of business on the 90th day prior to the 2024 Annual Meeting or (2) if public announcement of the 2024 Annual Meeting is less than 100 days prior to the date of the meeting, not later than the 10th day following the day on which public disclosure of the 2024 Annual Meeting is first made.

Stockholders may nominate candidates for the Board by the same deadlines as proposals for business to come before the 2024 Annual Meeting. Each notice of business or nomination must set forth the information required by our By-laws. Any such proposals, including stockholder proposals for candidates for nomination for election to the Board, must be submitted in accordance with applicable SEC rules and regulations, and follow the Company’s procedures in its By-Laws. Submitting a notice does not ensure that the proposal will be raised at the 2024 Annual Meeting. We will not permit stockholder proposals that do not comply with the foregoing notice requirement to be brought before the 2024 Annual Meeting.

In addition to satisfying the advance notice requirements in order to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company’s Corporate Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than August 13, 2024.

Paychex, Inc. 2023 Proxy Statement • 80

APPENDIX A

APPENDIX A PAYCHEX, INC. NON-GAAP FINANCIAL MEASURES

The following table reconciles the GAAP measures to the related non-GAAP measures that were utilized within this proxy statement.

$ in millions, except per share amounts	2023	Change(1)	2022	Change(1)	2021

Operating income (GAAP)	$2,033	10%	$1,840	26%	$1,461

Non-GAAP adjustments:

Add: Cost-saving initiatives(2)	—		—		32

Adjusted operating income	$2,033	10%	$1,840	23%	$1,493

Less: Interest on funds held for clients	(100)		(58)		(59)

Operating income, net of certain items (non-GAAP)	$1,933	8%	$1,782	24%	$1,434

Diluted earnings per share (GAAP)(3)	$4.30	12%	$3.84	27%	$3.03

Non-GAAP adjustments:

Excess tax benefit related to employee stock-based compensation payments(4)	(0.02)		(0.05)		(0.05)

Tax benefit derived from research and development costs(5)	—		(0.02)		—

Cost-saving initiatives(2)	—		—		0.07

Total non-GAAP adjustments	(0.02)		(0.07)		0.01

Adjusted diluted earnings per share (non-GAAP)	$4.27	13%	$3.77	24%	$3.04

(1)	Percentage changes are calculated based on unrounded numbers.

(2)

One-time costs and corresponding tax benefit recognized related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization. These events are not expected to recur.

(3)	The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

(4)

Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(5)	Non-recurring tax benefit derived from prior years’ research and development costs incurred in the production of customer-facing software.

In addition to reporting operating income and diluted earnings per share, which are U.S. GAAP measures, we present operating income, net of certain items, adjusted operating income, and adjusted diluted earnings per share which are non-GAAP measures. We believe these additional measures are an indicator of our core business operations’ performance period over period. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Adjusted operating income, operating income, net of certain items, and adjusted diluted earnings per share are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the SEC. As such, they should not be considered as a substitute for the U.S. GAAP measure of operating income and diluted earnings per share and therefore should not be used in isolation, but in conjunction with the U.S. GAAP measures. The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Paychex, Inc. 2023 Proxy Statement • A-1

APPENDIX B

APPENDIX B PAYCHEX, INC. RECONCILIATION OF PERFORMANCE MEASURES TO THOSE REPORTED IN THE COMPANY’S CONSOLIDATED FINANCIAL STATEMENTS

Under the Company’s incentive compensation programs, performance targets are often based on measures of service revenue and operating income, net of certain items (see Note 2 below regarding this measure). In evaluating achievement, the programs allow for certain adjustments to be made to the results reported in the consolidated financial statements.

The following table reconciles the results reported in our consolidated financial statements to those representing achievement under the award agreement for the July 2021 performance shares.

	Year ended May 31,		2-Year Performance Period
In millions	2023	2022

Service revenue	$4,907	$4,554	$9,461

Service revenue, as calculated under the award(1)	$4,907	$4,554	$9,461

Operating income	$2,033	$1,840	$3,873

Less: Interest on funds held for clients	(100)	(58)	(158)

Operating income, net of certain items(2)	$1,933	$1,782	3,715

Adjustments allowed under the award:

Add: Operating loss, net of operating income, associated with acquired businesses	—	1	1

Operating income, net of certain items(2), as calculated under the award	$1,933	$1,783	$3,716

(1)	In evaluating achievement for the July 2021 performance shares, no adjustments were made to our service revenue results reported in the consolidated financial statements for fiscal 2023 or 2022.

(2)

Operating income, net of certain items, is a measure that is provided in addition to the U.S. GAAP measure of operating income for purposes of compensation program performance targets. Refer to “Paychex, Inc. Non-GAAP Financial Measures” in Appendix A of this proxy statement for a discussion of non-GAAP measures.

Paychex, Inc. 2023 Proxy Statement • B-1

HELPFUL RESOURCES

Visit the website, or scan the QR codes to access these sites with your mobile device.

Paychex website www.paychex.com	Investor Relations https://investor.paychex.com

Proxy Voting www.proxyvote.com

ABOUT PAYCHEX

Paychex, Inc. (Nasdaq:PAYX) is industry-leading HCM company delivering a full suite of technology and advisory services in human resources, employee benefit solutions, insurance, and payroll. The company serves approximately 740,000 customers in the U.S. and Europe and pays one out of every 12 American private sector employees. The more than 16,000 people at Paychex are committed to helping businesses succeed and building thriving communities where they work and live. To learn more, visit www.paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

PAYCHEX

HR | Payroll | Benefits | Insurance

facebook.com/paychex
twitter.com/paychex
linkedin.com/company/paychex

paychex.com

PAYCHEX, INC. 911 PANORAMA TRAIL SOUTH ROCHESTER, NY 14625 -2396

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 11, 2023 for shares held directly and by 11:59 p.m. Eastern Time on October 9, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PAYX2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 11, 2023 for shares held directly and by 11:59 p.m. Eastern Time on October 9, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

If you requested a full printed set of proxy materials, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V22355-P96031-Z85460                    KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PAYCHEX, INC.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees:		For	Against	Abstain
1a. Martin Mucci		☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 4, and 1 YEAR on proposal 3:

2.  ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

3.  ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

4.  R A T I F I C A T I O N  O F  S E L E C T I O N  O F PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

NOTE: SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE UNDERSIGNED UNDER THE ESOP WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED OR IF THE CARD IS NOT RECEIVED BY MONDAY, OCTOBER 9, 2023 THE SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE PARTICIPANT WILL BE VOTED BY THE ESOP TRUSTEE IN THE SAME PROPORTION AS ESOP SHARES FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED.

								For	Against	Abstain
1b. Thomas F. Bonadio		☐	☐	☐				☐	☐	☐
							1 Year	2 Years	3 Years	Abstain
1c. Joseph G. Doody		☐	☐	☐			☐	☐	☐	☐
1d. David J.S. Flaschen		☐	☐	☐				For ☐	Against ☐	Abstain ☐
1e. John B. Gibson		☐	☐	☐
1f. B. Thomas Golisano		☐	☐	☐
1g. Pamela A. Joseph		☐	☐	☐
1h. Theresa M. Payton		☐	☐	☐
1i. Kevin A. Price		☐	☐	☐
1j. Joseph M. Tucci		☐	☐	☐
1k. Joseph M. Velli		☐	☐	☐
1l. Kara Wilson		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

September 1, 2023

Dear Paychex Stockholder:

The Board of Directors cordially invites you to attend our virtual Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, October 12, 2023 at 9:30 a.m. Eastern Time online at www.virtualshareholdermeeting.com/PAYX2023.

The accompanying booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its Named Executive Officers.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, or if you requested a full printed set of proxy materials, by mail. We encourage you to use the Internet as it is the most cost-effective way to vote.

We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you have any questions about the Annual Meeting, please contact the Corporate Secretary at (800) 828-4411, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.

Sincerely,

John B. Gibson

Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V22356-P96031-Z85460

PAYCHEX, INC. Proxy Solicited on Behalf of the Board of Directors of Paychex, Inc. for the Annual Meeting, October 12, 2023

PROXY

The undersigned hereby appoints JOHN B. GIBSON and EFRAIN RIVERA, or either of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders to be held on October 12, 2023 (“Annual Meeting”), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said Annual Meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxy on all other matters. If not otherwise specified in this proxy card, shares will be voted in accordance with the recommendations of the Board of Directors.

If shares of Paychex, Inc. Common Stock are issued to or held for the account of the undersigned under the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex, Inc. 401(k) Incentive Retirement Plan, then the undersigned hereby directs the trustee of the ESOP to vote all shares of Paychex, Inc. Common Stock in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournment thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, “1 YEAR” ON PROPOSAL 3 AND “FOR” PROPOSAL 4.

Continued and to be signed on reverse side